Exhibit 10.118

OPERATING AGREEMENT

OF

NKFGMS OWNERS, LLC

This Operating Agreement of NKFGMS Owners, LLC, a limited liability company organized pursuant to the Act, is entered into and shall be effective as of the Effective Date, by and among the Company and Members (as such terms are hereinafter defined below).

ARTICLE I

DEFINITIONS

For purposes of this Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the following meanings:

1.1  “Act” shall mean the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et. seq., as it may be amended from time to time, and any successor to such statute.

1.2  “Active Member” is defined in Section 6.5(c).

1.3  “Affiliate”, shall mean: (A) with respect to any Person (the “Subject Person”) other than the Mack-Cali Member, NKFFM or any Person referred to in (B) or (C) below, any: (i) direct or indirect shareholder, partner, member, employee, officer, director, manager, owner, or agent of, or (in the case where such Subject Person is a Member, any Manager appointed by) such Subject Person or, otherwise, any Person that has any direct or indirect (including, without limitation, voting) interest in, and/or any managerial control over, such Subject Person, or any other Person acting for or on behalf of such Subject Person; (ii) any member of the family of such Subject Person or any Person referred to in clause (i) above (within the meaning of Section 267(c)(4) of the Code, except that for this purpose, a legally adopted child of any individual shall be treated as a child of such individual by blood); (iii) Person that has any direct or indirect voting control (including by contractual arrangement) over such Subject Person or any Person referred to in clause (i) above; (iv) Person in which such Subject Person and/or any one or more of the Persons referred to in clauses (i) or (ii) above owns or possesses (including by contractual arrangement), directly or indirectly, any beneficial or voting interest; and (v) any of the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing Persons referred to in clauses (i) through (v) above, as well as any “Affiliate” thereof; (B) with respect to the Mack-Cali Member, the Mack-Cali REIT, the Mack-Cali OP and any Organization that is, directly or indirectly, majority-owned and controlled by either the Mack-Cali REIT or the Mack-Cali OP; and (C) (i) with respect to NKFFM, Newmark and any Organization that or who is, directly or indirectly, majority-owned or controlled by Newmark or NKFFM or any one or more of the direct and/or indirect shareholders or beneficial owners of Newmark or NKFFM; except that (ii) for purposes of the definitions of "Potential Conflict Agreement", "Disinterested Member", "Ordinary Course Worker", "Third Party Agreement" and "Non-Permitted Agreement" (and those provisions hereunder where any of these definitions are used and/or applied), and for purposes of Sections 6.5(a) and (b) and 14.9 hereunder, the term "Affiliate" shall mean with respect to NKFFM, any Person that is referred to in clause (i) or any Person who or that, directly or indirectly, owns or possesses any beneficial or voting interest in or to NKFFM, Newmark or any other Person referred to in clause (i).

1.4  “Aggregate Interest” is defined in Section 12.3.

1.5  “Agreement” shall mean this Limited Liability Company Operating Agreement including all amendments adopted in accordance with this Agreement and the Act.

1.6  “Assignee” shall mean a transferee of an Economic Interest who has not been admitted as a Member.

1.7  “At Large Manager” means, subject to Section 8.2, any Manager other than the NKFFM Managers or Mack-Cali Manager.

1.8  “Bankrupt Person” and “Bankruptcy of a Member” shall mean a Person who (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated as bankrupt or insolvent; (d) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegation of a petition filed against him in any proceeding of this nature; (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Member or all or any substantial part of such Member’s property; or (g) 60 days after the commencement of any proceeding against such Member seeking reorgani-zation, arrangement, composition, readjustment, liquida-tion, dissolution or similar relief under any statute, law or regulation, the proceeding has not caused same to be dismissed, or if within 90 days after the appointment without his consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties, has not caused the appointment to be stayed or vacated, or within 90 days after the expiration of any stay has not caused the appointment to be vacated.

1.9  “Book Value” shall mean the value to be determined by the Company’s Accountant in accordance with GAAP, subject to and in accordance with the following rules:

A.  Net Questionable Bad Debts and all components thereof shall in no way be considered assets or liabilities for the purpose of determining Book Value;

B.  Good Will (except for Good Will acquired in connection with the purchase by the Company of other businesses), franchises, trademarks and trade names shall in no way be considered assets for the purpose of determining the Book Value;

C.  The assets and liabilities of the Company shall be taken at the net figures at which they appear on the books of account; and

D.  Book Value shall be updated by the Company’s Accountant to the last day of the month immediately preceding the date on which Book Value shall be calculated.

1.10  “Business Day” shall mean any day other than Saturday, Sunday or any legal holiday observed in the State of New Jersey.

1.11  “Business Plan” is defined in Section 7.4.

1.12  “Call Notice” is defined in Section 11.7(a).

1.13  “Call Period” is defined in Section 11.7(a).

1.14  “Call Price” is defined in Section 11.7(a).

1.15  “Call Right” is defined in Section 11.7(a).

1.16  “Called Interest” is defined in Section 11.7(a).

1.17  “Capital Account” shall mean the account maintained for a Member or Assignee determined in accordance with Article VIII.

1.18  “Capital Contribution” shall mean, with respect to any Member, the amount of money (including liabilities of the Company assumed by such Member as provided in Section 1.704-1(b)(2)(iv)(c) of the Tax Regulations) and the Gross Asset Value of any Property contributed to the Company with respect to the Membership Interest held by such Member pursuant to the terms of this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Tax Regulations.

1.19  “Certificate” shall mean the Certificate of Formation of the Company, as amended from time to time, and filed with the Secretary of State of the State of Delaware.

1.20  “Certified Letter” is defined in Section 11.4(b).

1.21  “Company” shall mean NKFGMS Owners, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

1.22  “Company’s Accountant” shall mean initially PricewaterhouseCoopers (or its successor firm of certified public accountants) or such other firm of certified public accountants selected by the Managers that is registered with The Public Company Accounting Oversight Board; provided, however, in the event that Mack-Cali REIT has terminated (and/or thereafter re-engaged) PricewaterhouseCoopers (or its successor firm of certified public accountants) as the Mack-Cali REIT’s accountant, then, at the Mack-Cali Member’s sole election, the Company shall terminate (and/or, thereafter, re-engage) PricewaterhouseCoopers (or its successor firm of certified public accountants) as the “Company’s Accountant” for all purposes of this Agreement (or such one or more specific purposes as the Mack-Cali Member shall so determine).

1.23  “Company Subsidiary” shall mean each Organization in which the Company owns or holds any direct or indirect beneficial or other interest (including, without limitation, each Gale Subsidiary).

1.24  “Contribution Agreement” shall mean that certain Membership Interest Purchase and Contribution Agreement dated as of December 28, 2006 by and among the Company, the Mack-Cali Member, NKFFM, Panzer, Marlow, Mack-Cali OP and Newmark.

1.25  “Depreciation” shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by a Majority of the Managers.

1.26  “Disability” or “Disabled” means, with respect to any natural Person, when such Person is deemed disabled under the terms of any disability insurance policy covering him or her, if any, evidenced by the written certification of a licensed physician approved by any disability insurance carrier having issued a policy covering him or her. If there is (a) no such policy; (b) either no definition of “disability” applicable under any policies of disability insurance or if there is a conflict of the definition of disability between two or more different policies; or (c) a disagreement among the parties regarding a physician’s determination regarding the such Person’s disability, then the Company shall have such Person examined by a licensed medical doctor designated by the Company at the Company’s sole expense for the purpose of determining such disability within the terms of this Agreement. If such Person or his/her duly appointed representative disputes the findings and conclusions of the doctor chosen by the Company, such Person shall be examined by a licensed medical doctor of his or her choice or the choice of his or her duly appointed representative, at his or her sole expense. If the findings and conclusions of both doctors do not agree on whether such Person is, in fact, disabled within the terms of this Agreement, such Person shall be examined by a third medical doctor mutually agreeable to such Person or his or her duly appointed representative and a Majority of the Members (other than such Person, in the case where such Person or any of his or her Affiliates is the Person who is the subject of such examination), the expense of which shall be equally borne by such Person and the Company whose determination as to such Person’s disability shall be final and conclusive.

1.27  “Disabled Member” is defined in Section 13.1.

1.28  “Disinterested Member” shall mean, with respect to any Potential Conflict Agreement, activity, transaction or loan (as applicable), any Member (including any of whose Affiliates) who or that: (i) is not a party to such agreement, activity, transaction or loan; and/or (ii) does not derive any benefit, or have any beneficial or other economic interest, in any such agreement, activity, transaction or loan (other than by reason of such Member being a member of the Company).

1.29  “Disposition (Dispose)” shall mean any sale, assignment, exchange, mortgage, pledge, grant, hypothecation, gift, redemption, issuance of new equity, or other transfer or disposition, absolute or as security or encumbrance (including dispositions by operation of law) and shall include, without limitation, as regard to any Member, any sale, assignment, exchange, mortgage, pledge, grant, hypothecation, gift, redemption, issuance of new equity in, or other transfer or disposition, absolute or as security or encumbrance (including dispositions by operation of law of any direct or indirect interest in any Member or any holder of any Economic Interest).

1.30  “Dissociation (including Dissociate, Dissociative and Dissociated)” shall mean any action or event which causes a Person to cease to be a Member as described in Article XII hereof.

1.31  “Dissociation Purchase Price” is defined in Section 12.3(a).

1.32  “Dissolution Event” shall mean an event, the occurrence of which will result in the dissolution of the Company under Article XIV.

1.33  “Distribution” shall mean any money or title to any Property which the Company transfers or distributes to a Member or Assignee on account of a Membership Interest or Economic Interest (as the case may be) as described in Article IX.

1.34  “Economic Interest” shall mean a Member or Assignee’s right to Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company in accordance with such Member’s or Assignee’s Sharing Ratio.

1.35  “Effective Date” shall mean December 28, 2006.

1.36  “Eligible Assignee” means, with respect to any Person, at any date, (i) any Organization in which such Person owns, directly, more than 80% of the voting power and more than 80% of the beneficial ownership interests (and, in the case of an Organization that is a partnership or limited liability company, such Person is the sole general partner or sole managing member of such Organization and owns, directly, more that 80% of both the capital and profits interests in such Organization) on such date; and (ii) in the case where such Disposition is the result of the death of an individual Non-Mack-Cali Member, the estate and then the heirs at law of such Member.

1.37  “Excepted Borrowings” is defined in Section 6.1(a)(ix).

1.38  “Exercising Member” is defined in Section 11.6(a).

1.39  “Existing Gale Worker” shall mean any employee, contractor, consultant, broker, or agent of any Gale Facility Subsidiary on the Effective Date.

1.40  “Facilities Management Activity” shall mean the management and operation on behalf of corporations, institutions and other users of properties or projects owned or leased by such corporations, institutions and other users where such properties or projects are occupied solely by the employing corporation, institution or user and used by it as a headquarters or in the conduct of its operations. Such properties and projects may include, but not be limited to, office, industrial and retail components, but shall not include the Mack-Cali REIT or the Mack-Cali OP with respect to any of their properties and projects.

1.41  “Fees Payable” shall mean those fees payable arising from and allocable to the Indefinite Fees Receivable.

1.42  “Fiscal Year” shall mean the twelve-month calendar period of January 1 through December 31, except in the case of the first Fiscal Year or Year when the period commences on the Effective Date and the last Fiscal Year or Year when the period ends pursuant to the Dissolution Event.

1.43  “Four Percent Interest” is defined in Section 11.12.

1.44  “GAAP” shall mean generally accepted accounting principles generally in use in the United States of America.

1.45  “Gale Facility” shall mean Gale Global Facility Services, L.L.C., a Delaware limited liability company.

1.46  “Gale GMBH” shall mean Gale Global Facility Services GmbH, a German Company.

1.47  “Gale Subsidiaries” shall mean and include: (a) Gale Facility; (b) The Gale Puerto Rico Company, Inc., a Puerto Rico limited liability company; (c) Gale UK; (d) Gale GmbH; (e) GFS Landscaping Services, LLC, a Delaware limited liability company; (f) GFS Janitorial Services, LLC, a Delaware limited liability company; (g) GFS Mechanical Services, LLC, a Delaware limited liability company; and (h) GFS Self-Performing Services, LLC, a Delaware limited liability company, and each of which, a “Gale Subsidiary”, as the name of each of which shall be changed. Each Gale Subsidiary (other than the Gale Facility and other than Gale GmbH which is wholly-owned by Gale UK) is wholly owned and controlled by Gale Facility.

1.48  “Gale UK” shall mean Gale Global Facility Services Limited, a United Kingdom company.

1.49  “Goodwill” shall mean the value of the Company’s intangible assets, other than franchises, trademarks and trade names.

1.50  “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Book Value of such asset;

(b)  The Gross Asset Value of all Company assets shall be adjusted to equal their respective fair market value (taking into account Section 7701(g) of the Code), as determined by Managers as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member or Assignee of more than a de minimis amount of Property as consideration for Membership Interest; and (iii) the liquidation of the Company within the meaning of Section 1.704-1 (b)(2) (ii)(g) of the Tax Regulations; provided however, that adjustments pursuant to clauses (a) and (b) above shall be made only if a Majority of the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members or Assignees in the Company;

(c)  The Gross Asset Value of the Company assets distributed to any Member or Assignee shall be adjusted to equal the gross fair market value of each asset on the date of distribution as determined by the Managers;

(d)  The Gross Asset Value of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743 (b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1 (b) (2) (iv) (m) of the Tax Regulations and Section 9.4 hereof; provided, however, that Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent a Majority of the Managers determine that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)  If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), clause (b), clause (c) or clause (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.51  “Indefinite Fees Receivable” shall mean those fees receivable reasonably believed by Managers to be uncollectible or susceptible to untimely payment in excess of that regarded as common.

1.52  “Loan Repayment” shall mean the payment of the Newmark Loans as more fully described in Section (a) of the Newmark Agreement.

1.53  “Loss of Management Rights” is defined in Section 8.2(a).

1.54  “Mack-Cali Loan” means the $900,000 of additional capital that the Mack-Cali Member and/or one or more of its Affiliates shall loan to the Company pursuant to, and in accordance with, this Agreement and the Newmark Agreement.

1.55  “Mack-Cali Manager” is defined in Section 7.1.

1.56  “Mack-Cali Member” shall mean The Gale Construction Services Company, L.L.C., a Delaware limited liability company.

1.57  “Mack-Cali OP” shall mean Mack-Cali Realty, L.P., a Delaware limited partnership.

1.58  “Mack-Cali REIT” shall mean Mack-Cali Realty Corporation, a Maryland corporation.

1.59  “Mack-Cali Tag-Along Interest” is defined in Section 11.5(b).

1.60  “Mack-Cali Tag-Along Notice” is defined in Section 11.5(b).

1.61  “Mack-Cali Tag-Along Price” is defined in Section 11.5(a).

1.62  “Mack-Cali Tag-Along Right” is defined in Section 11.5(a).

1.63  “Major Decision Notice” is defined in Section 6.1(b).

1.64  “Majority” shall mean, with respect to the Members, whenever the Members are entitled to vote on, or approve or consent to, any matter under the Act or this Agreement, or any matter is required or allowed to be approved by a Majority of the Members under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, where more than 50% of the aggregate Sharing Ratios of those Members entitled to vote pursuant to this Agreement (except as otherwise set forth herein) consent to or approve of such particular matter. In the case of a Member who has Disposed of any portion of that Member’s Economic Interest to an Assignee in a Disposition that is not a Permitted Disposition, the Assignee shall not be permitted to vote, grant approval of or consent to any matter that may arise pursuant to this Agreement and such Assignee’s Economic Interest shall be excluded from determining whether the requisite Majority has been obtained. Majority shall mean, with respect to the Managers, whenever the Managers are entitled to vote on, or approve or consent to, any matter under the Act or this Agreement, or any matter is required or allowed to be approved by a Majority of the Managers under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Managers, where at least a majority of the number of Managers entitled to vote pursuant to this Agreement consent to or approve of such particular matter.

1.65  “Management Right” shall mean the right of a Member to participate in the management of the Company, to vote on any matter, and to grant or to withhold consent or approval of actions of the Company.

1.66  “Manager” is defined in Section 7.1 hereof.

1.67  “Marlow” shall mean Ian Marlow.

1.68  “Marlow Employment Agreement” means the Employment Agreement, dated the date hereof, between Newmark Knight Frank Global Management Services, LLC and Marlow.

1.69  “Marlow/Panzer Notice” is defined in Section 11.6(b). hereof.

1.70  “Marlow/Panzer Purchase” is defined in Section 11.6(b) hereof.

1.71  “MC Change of Control Event” is defined in Section 6.5 hereof.

1.72  “Members” shall mean initially, NKFFM, the Mack-Cali Member, Panzer and Marlow.

1.73  “Members Tax Amount shall have the same meaning as defined in Section 9.7(c).

1.74  “Membership Interest” shall mean the rights of a Member (a) to Economic Interests, and, (b) to the extent permitted by this Agreement, to possess and exercise Management Rights as set forth in Section 6.1 hereof.

1.75  “Minimum Price” is defined in Section 11.6(a).

1.76  “Net Cash Flow” shall mean all cash receipts of the Company and each Company Subsidiary during such period (other than Capital Contributions or the proceeds of any Newmark Loan, Third Party Loan or any other loan or advance made to or for the benefit of the Company or any Company Subsidiary, except that any such proceeds shall be treated as “Net Cash Flow” to the extent such proceeds are distributed, or set aside as reserves for distribution, of Tax Distributions), decreased by (a) Operating Expenses paid during such period, (b) capital expenditures made during such period, to the extent not made from reserves, (c) reserves for contingencies and working capital, established during such period in such amounts as the Managers shall reasonably determine, (d) third party debt service payments made during such period, and (e) taxes. “Net Cash Flow” shall not be reduced by Depreciation, non-cash items or other similar allowances, but shall be increased by any reductions or reserves previously established.

1.77  “Net Questionable Bad Debts” shall be determined by the Managers, by preparing and delivering a list of Indefinite Fees Receivable, and by setting forth a list of Fees Payable. Such list made by Managers shall be deemed correct, absent demonstrative error.

1.78  “Newmark” shall mean Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank, a New York corporation.

1.79  “Newmark Agreement” shall mean the Loan, Sale and Services Agreement between Newmark, Mack-Cali OP and the Company dated the same as and entered into simultaneously with this Agreement.

1.80  “Newmark Business” shall mean the business, operations, assets and liabilities of Newmark and its Affiliates, taken as a whole.

1.81  “Newmark Loan” shall mean the $1.5 million of additional capital that Newmark shall loan to the Company pursuant to, and in accordance with, this Agreement and the Newmark Agreement.

1.82  “Newmark Office” shall mean the principal office of Newmark, which is currently 125 Park Avenue, New York, New York and which may be changed from time to time upon notice to the Members.

1.83  “NKFFM” shall mean NKFFM Limited Liability Company, a New Jersey limited liability company.

1.84  “NKFFM Change of Control Event” shall mean the consummation, whether directly or indirectly, of any merger, consolidation, business combination, sale, disposition, offering (whether of stock, membership interests and/or other debt or equity securities) and/or other transactions (or one or more, or a series of, transactions), whereby direct or indirect control of the Newmark Business (and/or a substantial portion thereof) and/or at least fifty percent (50%) of the direct or indirect beneficial ownership/equity interest in the Newmark Business (however effectuated, including by reason of direct or indirect transfers of assets or ownership and/or voting interests in one or more of the Organizations comprising the Newmark Business) is acquired and/or owned by Persons who (or whose Affiliates) did not own or control the Newmark Business (or a substantial portion thereof) on and as of the Effective Date, and a “NKFFM Change of Control Event” shall occur for purposes of this Agreement at such time the foregoing thresholds are met.

1.85  “NKFFM Drag-Along Event” shall mean upon a NKFFM Change of Control Event, and for a period ending upon the earlier to occur of (i) 180 days thereafter or (ii) the expiration of the next following Put Period.

1.86  “NKFFM Drag-Along Notice” is defined in Section 11.4(b).

1.87  “NKFFM Drag-Along Price” is defined in Section 11.4(a).

1.88  “NKFFM Drag-Along Right” is defined in Section 11.4(a).

1.89  “NKFFM Manager” is defined in Section 7.1.

1.90  “Non-Exercising Member” is defined in Section 11.6(a).

1.91  “Non-Mack-CaIi Member” shall mean any Member other than Mack-Cali Member.

1.92  “Non-Paying Member” is defined in Section 8.2(b).

1.93  “Notice” is defined in Section 8.2(a).

1.94  “Notice of Disagreement” is defined in Section 12.4.

1.95  “Operating Expenses” shall mean all of the Company’s and Company Subsidiaries’ expenses and costs from operations, excluding: (a) debt interest, (b) Depreciation, non-cash items and other similar allowances, and (c) the Loan Repayment and any debt repayment.

1.96  “Ordinary Course Worker” shall mean any employee, contractor, consultant, broker or agent hired or engaged by the Company or any Company Subsidiary on an “at-will” basis in the ordinary course of the Company’s or Company Subsidiary’s business and for an arms-length compensation and other terms, and who: (A) is not an Affiliate or employee, contractor, consultant, broker or agent of Newmark, NKFFM or any of their Affiliates, and (B) can be fired or terminated (and/or whose services can be terminated) at any time and for any reason (or for no reason), subject only to any applicable anti-discrimination laws, and without penalty or payment (other than for unpaid past services only).

1.97  “Organization” shall mean any Person other than an individual, joint tenancy or tenancy by the entirety.

1.98  “Panzer” shall mean Scott M. Panzer.

1.99  “Paying Members” is defined in Section 8.2(b).

1.100  “Permitted Disposition” shall mean, with respect to the Mack-Cali Member, any (a) Disposition of, or involving, any partnership, limited liability company, stock or other equity, beneficial or debt interest in or with respect to any Affiliate of the Mack-Cali Member (including, without limitation, any such Disposition that the Mack-Cali REIT determines to be necessary or desirable in order to enable the Mack-Cali REIT to continue to qualify as a REIT); (b) any merger or consolidation of any Affiliate of the Mack-Cali Member with or into any other Organization (regardless of whether such Affiliate is the surviving entity), or (c) the sale, transfer or disposition of all or substantially all of the assets of the Mack-Cali REIT and/or Mack-Cali OP. With respect to any Membership Interest and/or Economic Interest (and/or any portion thereof or interest therein) of a Non Mack-Cali Member, (a) any Disposition of all or any portion of such interest to an Eligible Assignee, which Disposition may be made without the approval of any Manager or Member; or (b) in the case of a voluntary or involuntary, partial or full Dissociation event, if such Disposition is: (i) to the Company and such Disposition is approved by the prior written consent of a Supermajority of the Members, or (ii) to another Member. A “Permitted Disposition” shall also include any purchase, sale or transfer of a Membership Interest or Economic Interest pursuant to Sections 11.4, 11.5, 11.6, 11.7 and 11.12, but only if said purchase, sale or transfer is undertaken in accordance with, and in compliance with, all of the applicable provisions of said Sections and, also, as regard to the Mack-Cali Member or NKFFM (or any of their successors) any Disposition resulting from a Dissociation event described in Section 12.1(e) or (f).

1.101  “Person” shall mean an individual, trust, estate, corporation (including, without limitation, nonprofit and not-for-profit corporations), partnership (general or limited), joint venture, business trust, limited liability company, unincorporated association or other entity.

1.102  “Potential Conflict Agreement” shall mean any agreement or arrangement to which the Company and/or one or more Company Subsidiaries, on the one hand, and a Member and/or one or more of its or his Affiliates, on the other hand, are parties (and which shall include the application of Section 14.7).

1.103  “Pre-Closing Disability” is defined in Section 13.2.

1.104  “Principal Office” shall mean the Principal Office of the Company set forth in Section 2.6.

1.105  “Proceeding” shall mean any administrative, judicial, or other adversary proceeding, including without limitation litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

1.106  “Property” shall mean any property, real or personal, tangible or intangible, including any legal or equitable interest in such property of the Company and any Company Subsidiary (and the beneficial and other ownership interest therein), but excluding services and promises to perform services in the future.

1.107  “Property Management Activity” shall mean the management and operation on behalf of building owners or lessees of multi-tenanted and non-owner occupied single-tenanted office, office-flex or industrial properties or projects.

1.108  “Proponent Member” is defined in Section 6.1(b).

1.109  “Put Notice” is defined in Section 11.6(a).

1.110  “Put Offer” is defined in Section 11.6(a).

1.111  “Put Period” shall mean the period beginning on the first day of the first full month following the third anniversary of the Effective Date and through the 15th day of such month and, thereafter, on the first day of each succeeding 6th month thereafter through the 15th day of such month.

1.112  “Put Response Notice” is defined in Section 11.6(b).

1.113  “Put Response Period” is defined in Section 11.6(b).

1.114  “Regulatory Allocations” is defined in Section 9.5.

1.115  “REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 et. seq. of the Code.

1.116  “Representatives” is defined in Section 6.5.

1.117  “Request Period” is defined in Section 8.2(a).

1.118  “Response Notice” is defined in Section 6.1(b).

1.119  “Response Period” is defined in Section 6.1(b).

1.120  “Restricted Area” is defined in Section 6.5(c).

1.121  “Sale Interest” is defined in Section 11.6(a).

1.122  “Schedule A” shall mean Schedule A to this Agreement setting forth the name, address, Membership Interest and Sharing Ratio of each Member, initially and as amended from time to time.

1.123  “Sharing Ratio” shall mean with respect to any Member, as of any date, the ratio (expressed as a percentage) that (i) such Member’s Capital Contributions bears to (ii) the aggregate Capital Contributions of all Members, or such other ratio as shall be agreed upon by all Members from time to time. The Membership Interest and Sharing Ratio of each Member is set forth in Schedule A attached hereto, and Schedule A shall be amended as necessary to conform to any changes thereof agreed to by the Members in accordance with Article XI hereof. In the event all or any portion of a Membership Interest or Economic Interest is transferred or assigned in accordance with the terms of this Agreement, the transferee or assignee shall succeed to the Membership Interest or Economic Interest, as applicable, and Sharing Ratio of the transferor or assignor to the extent it relates to the transferred Membership Interest or Economic Interest.

1.124  “Supermajority” shall mean, with respect to the Members, whenever the Members are entitled to vote on, or approve of or consent to, any matter under this Agreement, or any matter is required or allowed to be approved by a Supermajority of the Members under this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, where at least 80% of the aggregate Sharing Ratios of those Members entitled to vote pursuant to this Agreement (except as otherwise set forth herein), consent to or approve of such particular matter. In the case of a Member who has Disposed of any portion of that Member’s Membership Interest and/or Economic Interest to an Assignee in a Disposition that is not a Permitted Disposition, the Assignee shall not be permitted to vote, grant approval of or consent to any matter that may arise pursuant to this Agreement and such Assignee’s Economic Interest shall be excluded from determining whether the requisite Supermajority has been obtained.

1.125  “Tax Characterization and Additional Tax Terms”. The following terms shall have the following meanings (and, for this purpose, all references herein to “Partner”, “Partners” and “Partnership” in this Agreement shall be deemed to refer to a “Member”, the “Members” and the “Company”, respectively):

(a)  “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)  Credit to such Capital Account the minimum gain chargeback that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Tax Regulations; and

(ii)  Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Tax Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Tax Regulations and shall be interpreted consistently therewith.

(b)  “Code” shall mean the Internal Revenue Code of 1986, as amended

(c)  “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Tax Regulations.

(d)  “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Tax Regulations.

(e)  “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Tax Regulations.

(f)  “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Tax Regulations.

(g)  “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Tax Regulations.

(h)  “Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Tax Regulations.

(i)  “Profits and Losses” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.113(i) shall be added to such taxable income or loss;

(ii)  Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Tax Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.113(i), shall be subtracted from such taxable income or loss;

(iii)  In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis for such Property differs from its Gross Asset Value;

(v)  In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Tax Regulations, to be taken into account in determining Capital Accounts as a result of a distribution, the amount of such adjustment shall be treated as an item of gain or loss from the disposition of such asset and taken into account for purposes of computing Profits and Losses;

(vii)  Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Sections 9.4 or 9.5 herein shall not be taken into account in computing Profits or Losses; and

(viii)  The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 9.4 or 9.5 herein shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

(j)  “Tax Regulations” shall mean the federal income tax regulations promulgated by the United States Treasury Department under the Code as such regulations may be amended from time to time. All references herein to a specific section of the Tax Regulations shall be deemed also to refer to any corresponding provision of succeeding Tax Regulations.

1.126  “Tax Distributions” is defined in Section 9.7(c).

1.127  “Third Party Loans” shall have the same meaning as defined in Section 8.2.

1.128  “Third Party Agreement” shall mean any leasing, management, brokerage, employment or services agreement or arrangement entered into at arms length and in the ordinary course of the Company’s or any Company Subsidiary’s business and to which no Member nor any of its or his Affiliates is a party and with respect to which no Member nor any of its or his Affiliates can receive or derive any benefit.

1.129  “Trailing Company EBITDA” shall mean as of the last day of the calendar quarter immediately preceding the date of delivery of the Put Notice, Mack-Cali Tag-Along Notice or NKFFM Drag-Along Notice, as applicable, the aggregate earnings of the Company and all of its Company Subsidiaries for the three-year period ending on such day (or, if such day is less than three years from the Effective Date, then for the entire period beginning on the Effective Date and ending on such day), determined before deductions for interest (and debt service), taxes, depreciation, amortization and other non-cash charges, all as determined in accordance with GAAP.

1.130  “Transaction Documents” shall mean the Marlow Employment Agreement, Contribution Agreement, the Newmark Agreement, and the Assignment of Gale Global Membership Interest by the Mack-Cali Member to the Company, together with the Exhibits and Disclosure Schedule attached thereto.

1.131  Withheld Marlow Distributions” is defined in Section 11.12.

ARTICLE II

FORMATION

2.1  Organization. The Members hereby agree to form the Company as a Delaware limited liability company pursuant to the provisions of the Act under the name NKFGMS Owners, LLC for the purpose and scope set forth herein. Pursuant to the provisions of the Act, the formation of the Company shall be effective upon the execution hereof and the filing of the Certificate.

2.2  Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended as set forth herein. It is the express intention of the Members that this Agreement and the Transaction Documents shall constitute the entire agreement between the Members, and, except to the extent a provision of this Agreement is expressly prohibited or void and ineffectual under the Act, this Agreement shall govern. To the extent any provision of this Agreement is prohibited or void and ineffectual under the Act, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement enforceable under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid and effective from the effective date of such interpretation or amendment.

2.3  Name. The name of the Company is NKFGMS Owners, LLC and all business of the Company and each Company Subsidiary shall be conducted under that name, except that with respect to each Gale Subsidiary, the business may continue to be conducted under the name (or names), and using the associated goodwill in said name (or names), that such business was being conducted as of immediately prior to the Effective Date and that each Gale Subsidiary shall be granted a non-exclusive, royalty-free license to continue to use such name (or names) and associated goodwill until the earlier of: (x) the dissolution of the Company and the winding up of its affairs (and all other reasonable incidental purposes in connection therewith) following a Dissolution Event pursuant to Article XIV hereof and the termination of this Agreement, or (y) such time when neither the Mack-Cali Member nor any of its Affiliates shall have any interest in the Company, following which time the license to use such name or names (and associated goodwill) shall automatically be terminated and all rights to such name and names (and associated goodwill) shall revert to the Mack-Cali Member. Under the Newmark Agreement (and as the Newmark Agreement shall so provide), Newmark has granted to the Company (although not to the Members) a non-exclusive, royalty-free license to use (and/or to have any Company Subsidiary use) the name “Newmark Knight Frank” and the associated good will in the name “Newmark Knight Frank” until the earlier of: (a) the dissolution of the Company and the winding up of its affairs (and all other reasonable incidental purposes in connection therewith) following a Dissolution Event pursuant to Article XIV hereof and the termination of this Agreement, or (b) such time when neither NKFFM nor any of its Affiliates shall have any interest in the Company, following which time the license to use the name “Newmark Knight Frank” (and associated goodwill) shall automatically be terminated and all rights to such name (and associated goodwill) shall revert to Newmark. On, or as soon as practicable following, the Effective Date, the Company shall cause a name change of Gale Facility to “Newmark Knight Frank Global Management Services, LLC”.

2.4  Term. The term of the Company shall commence on the date the Certificate is filed in accordance with the Act, and shall continue in perpetuity until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 14.1 of this Agreement.

2.5  Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate. The Managers, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Managers shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

2.6  Principal Office. The principal office of the Company shall be located at 10 Sylvan Way, Parsippany, New Jersey.

2.7  Broker of Record.The Company, as well as any one or more Company Subsidiaries, shall be licensed as a broker of record in New Jersey and in such one or more other jurisdictions where the Company and/or one or more Company Subsidiaries is required to be so licensed under the applicable law of any such jurisdiction. Panzer initially, and for no additional compensation, shall be the broker of record for the Company (and for any other Company Subsidiary that is required to be so licensed) in New Jersey and each other jurisdiction where such licensing is required under the applicable law of such jurisdiction, and shall be authorized to, and shall, perform such functions as required of broker of record in New Jersey and each such other jurisdiction.

ARTICLE III

PURPOSE; NATURE OF BUSINESS

3.1  Purpose of Company. The business purpose of the Company is to, either directly or through one or more Company Subsidiaries (a) provide facility and property management, construction, janitorial, landscaping, mechanical and related services; (b) acquire, invest in, purchase, own, hold, lease, finance, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in, all kinds of business and property, both real and personal solely for the purpose of facilitating the purpose set forth in (a) above; (c) establish, acquire, conduct and carry on any business suitable, necessary, useful or convenient in connection with the purpose set forth in (a) above; (d) engage in any lawful act or activity for which companies may be formed under the Act; and (e) engage in any and all business activities permitted under the laws of the State of Delaware. Subject to Section 6.1(a)(ii) and other applicable provisions hereunder, the Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III. The authority granted to the Managers hereunder to bind the Company shall be limited to actions necessary or convenient to the business purpose of the Company.

3.2  “Taxable REIT subsidiary”/Other REIT limitations. Notwithstanding anything herein to the contrary, without the prior written consent of the Mack-Cali Member, neither the Company nor any Company Subsidiary shall, either individually or any one or more of them, (a) directly or indirectly operate or manage a lodging facility (within the meaning of Sections 856(l)(4)(A) and 856(d)(9)(D)(ii) of the Code ) or a health care facility (within the meaning of Sections 856(l)(4)(B) and 856(e)(6)(D)(ii) of the Code); (b) directly or indirectly provide to any other Person (under a franchise, license, or otherwise) rights to any brand name under which any such lodging facility or health care facility is operated; or (c) do anything else that may not be done or undertaken (including, without limitation, whether under any provision of the Code or in any proposed, temporary or final Treasury Regulations, or as the Internal Revenue Service may hereafter determine, whether in a revenue ruling, revenue procedure, notice, announcement, technical advice memorandum, chief counsel memorandum, private letter ruling or any other written determination) by a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code); or (d) acquire, hold or own any equity or debt interest that would constitute a “security” or “securities” for purposes of applying Sections 856(c)(4)(B)(iii)(II) and (III) of the Code.

3.3  Company/Company Subsidiary treated as “partnership” or “disregarded entity” for tax purposes. The Members hereby agree that the Company and each Company Subsidiary shall be treated as, and shall constitute, a “partnership” or “disregarded entity” for federal, state and local income tax purposes. To this end, and notwithstanding anything herein to the contrary, without the prior written consent of a Supermajority of the Members, neither the Company, any Member nor any Manager shall (or shall cause or permit the Company or any Company Subsidiary to) do anything which would result in the Company or any Company Subsidiary to not be so treated (including, without limitation, causing or permitting the Company or any Company Subsidiary to make the election under Section 7701 of the Code and 301.7701-2 and -3 of the Tax Regulations).

3.4  Mack-Cali Member to be provided with certification of compliance with Sections 3.2 and 3.3. By no later than the fifteenth (15th) day following the end of each calendar quarter (beginning with the calendar quarter ended December 31, 2006), and at the Company’s expense, the Managers shall cause the Company’s Accountant to furnish to the Mack-Cali Member a certification, which shall be addressed to the Mack-Cali REIT and shall be executed by the Company’s Accountant, that the Company was in compliance with Section 3.2 and 3.3 of this Agreement at all times during, and at the close of, such calendar quarter (or, if the Company was not in compliance, then such certification shall identify in particularity such non-compliance).

ARTICLE IV

ACCOUNTING AND RECORDS

4.1  Records to be Maintained. The Company shall maintain the following records at the Company’s principal office (as set forth in Section 2.6), which shall be open to inspections by the Members or their agents at reasonable times:

(a)  a list of the full name set forth in alphabetical order and last known mailing address of each Member, together with the information set forth on Schedule A relating to each Member’s Economic Interest, Membership Interest and Sharing Ratio;

(b)  a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any such amendment has been executed;

(c)  a copy of the Company’s federal, state and local income or information tax returns and reports for the six (6) most recent Fiscal Years;

(d)  a copy of this Agreement including all amendments thereto;

(e)  the Company’s books and records, including financial statements of the Company; and

(f)  A writing stating events, if any, upon the happening of which the Company is to be dissolved and its affairs wound up.

4.2  Reports to Members. At the Company’s expense, the Company shall provide and distribute to Members quarterly and annual reports consisting of a balance sheet, statement of profits and losses and a statement of cash flow of the Company and each Company Subsidiary, each of which shall be prepared in accordance with GAAP, as well as a statement of the Members’ Capital Accounts and such other and additional financial and other information, statements and/or reports pertaining to the Company and the Company Subsidiaries (and/or their activities and operations) that a Member may reasonably request, as follows: (a) beginning with the calendar quarter ended March 31, 2007, such quarterly reports shall be provided and distributed by the Company to the Members by no later than 45 days following the end of such calendar quarter, with “draft” reports (which shall be prepared based on the best estimates of the then available information) to be provided and distributed by the Company to the Members by no later than 20 days following the end of such calendar quarter; and (b) beginning with the calendar year ended December 31, 2006, such annual reports, which shall be audited by the Company’s Accountants, shall be provided and distributed by the Company to the Members by no later than 90 days following the end of such calendar year, with “draft” reports (which shall be prepared based on the best estimates of the then available information) to be provided and distributed by the Company to the Members by no later than 30 days following the end of such year; provided, however, if the Company’s Accountant is PricewaterhouseCoopers, the cost that the Company shall bear for the preparation and issuance of such quarterly reports and audited annual reports, and any certifications required pursuant to Section 3.4 hereof, shall be capped at the amount equal to the total fees and charges that Friedman LLP would have charged (based on its ordinary fee schedule) if Friedman LLP (rather than PricewaterhouseCoopers) had prepared and issued such reports and certifications, with any additional fees and charges for the preparation and issuance of such reports to be borne solely by the Mack-Cali Member (but only if the Mack-Cali Member shall have first been furnished with reasonable evidence, in writing, of such additional fees and charges). The Managers shall provide all Members with those information returns required by the Code and the laws of any state.

4.3  Tax Returns and Reports. The Managers, at the Company’s expense, shall cause to be prepared and timely file income tax returns of the Company in all jurisdictions where such filings are required, and shall prepare and deliver to each Member, within ninety (90) days after the expiration of each Fiscal Year, and at the Company’s expense, all information returns and reports required by the Code and Tax Regulations and applicable state or local law and Company information necessary for the preparation of the Members’ federal, state and local income tax returns.

ARTICLE V

NAMES AND ADDRESSES OF MEMBERS

The names and addresses of the Members are as stated on Schedule A, which may be amended from time to time in accordance with the terms of this Agreement.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1  Management Rights. (a) Each Member shall be entitled to vote on any matter submitted to a vote of the Members to the extent of its Sharing Ratio in the Company (as such may be amended from time to time in accordance with this Agreement). Notwithstanding anything herein to the contrary, the following actions and decisions (including, without limitation, any action or decision that may be set forth or contemplated in a Business Plan) by, for or on behalf of the Company or any Company Subsidiary shall require the prior written consent of a Supermajority of the Members subject, however, to clause (B)(ii) of Section 8.2(a):

(i)  any amendment to this Agreement, the Certificate, any certificate of authority or any other organizational document or governmental license, authorization or permit of the Company, or any organizational document or governmental license or permit of any Company Subsidiary, except any amendment that is, and would be if made, ministerial or inconsequential in nature and effect (e.g., to amend Schedule A so as to reflect a change in the address of a Member), or the filing of any license, permit, certificate, authorization or other instrument with any governmental authority;

(ii)  enter into or undertake any agreement, transaction or action, not within the scope of the purposes or powers set forth in clauses (a), (b) and (c) of Section 3.1;

(iii)  merge, consolidate or combine with or into any other Person, or liquidate, dissolve or terminate (or authorize such a merger, liquidation, dissolution or termination);

(iv)  other than the Newmark Loans and Mack-Cali Loans and except in accordance with Article VIII, or as otherwise expressly provided in any Transaction Documents, accept or receive any capital or other equity contributions (whether in cash or other property) from any Person, issue any capital, profits or other debt or equity interest (whether for cash, other property or for past, present or future services), or admit any Person as a member, partner or shareholder, or any other action that would have the effect of diluting or, otherwise, adversely affecting the Membership Interest or Economic Interest of any Member or Assignee (including, without limitation, as to the amount, timing or character of any distributions or allocations that would otherwise be made to any Member or Assignee);

(v)  change its name or, otherwise, the name under which it does or holds itself out to do business;

(vi)  file any petition for relief in bankruptcy under any federal bankruptcy laws or debtor relief laws or any other debtor relief laws of any jurisdiction or otherwise take any action, or fail to take any action, as the case may be, which would result in the Company or any Company Subsidiary being treated as bankrupt;

(vii)  commence, dismiss, terminate, adjust, settle or compromise any litigation, obligation, debt, demand, suit, judgment or claim (including, without limitation, condemnation or insurance claim) against or for, by or on behalf of the Company or any Company Subsidiary, and either (a) which also involves any Member (and/or any of its or his Affiliates); or (b) which could result in personal liability for any Member or any of its or his Affiliates;

(viii)  other than as expressly contemplated under any of the Transaction Documents, sell, exchange, mortgage, pledge, convey or dispose of (including, without limitation, by reason of a dissolution or liquidation, or a redemption or equity issuance and regardless of whether in a taxable or partially or completely nontaxable transaction) all, or substantially all, of the Property or of the beneficial or equity interests in or to any Company Subsidiary, or enter into any agreement or amendment with respect thereto;

(ix)  other than the Newmark Loan, the Mack-Cali Loan or any Third Party Loan incurred or undertaken in accordance with the provisions of Section 8.2 (the foregoing, “Excepted Borrowings”), borrow money from any Person or guaranty or indemnify any Person for or in respect of any liability, indebtedness, loan or other obligation or the performance of any obligation by any Person, issue any evidence of indebtedness, note, bond, guaranty, indemnity or other certificate, instrument or agreement which would subject the Company or any Company Subsidiary to any liability or obligation therefore in connection therewith, increase the amount of, or modify, amend or change the terms of, endorse or execute any promissory note, draft, bill of exchange, warrant, bond, debenture or other negotiable or non-negotiable instrument or evidence of indebtedness, or secure the payment thereof and/or of the interest thereon by mortgage upon or by a pledge, conveyance, hypothecation or assignment in trust of any of the Property or any interest in the Company or any Company Subsidiary, whether now owned or hereafter acquired, or sell, pledge or dispose of any such note, draft, bill of exchange, warrant, bond, debenture or other instrument or evidence of indebtedness, or, other than the Newmark Agreement, enter into of any agreement or amendment thereto with respect to the foregoing, except for the borrowing of (and the entering into of any agreement to borrow and to mortgage, pledge or otherwise encumber any assets to secure the borrowing) of any amount from any Person other than a member or any of its or his Affiliates when added to all other such borrowings (other than Excepted Borrowings), not in excess of $50,000;

(x)  other than: (A) as provided in Section 8.7 hereof, (B) the Gale Subsidiaries (and any interest therein), (C) any Capital Contributions made pursuant to Article VIII, (D) any purchase, acquisition, lease or investment made or undertaken in the ordinary course of the Company’s or a Company Subsidiary’s business, or (E) any one or more other equity and/or debt investments not described in (A) through (D) and which are in an amount not in excess of $1,000,000 in the aggregate, make, purchase, acquire, lease and/or hold any asset, property, or investment or participate in (whether by purchase, contribution or otherwise, and whether in a taxable, or partially or completely nontaxable, transaction) any interest in any Organization, or make, purchase, acquire and/or hold any asset, property or investment, or lend money (and/or to receive and hold property as security for the repayment thereof);

(xi)  other than the Newmark Agreement, the Marlow Employment Agreement or any Third Party Agreement, enter into, terminate, assign, modify or amend any significant lease, management, brokerage, employment or other services agreement or arrangement;

(xii)  other than Marlow under the Marlow Employment Agreement, Newmark or any of its employees under the Newmark Agreement, any Existing Gale Worker (to the extent of such worker’s agreement or arrangement on and as of the Effective Date, but not as to any significant modifications thereafter made to any such agreement or arrangement) or any Ordinary Course Worker, the hiring, appointment or engagement of, or the entering into of any employment or other services or independent contractor agreement or arrangement with (or any significant modification of any such agreement or arrangement), any “officer-level” or “manager-level” employee or any Person (whether as an employee, independent contractor, agent or otherwise and including, without limitation, brokers, tradespeople, attorneys and accountants) whose total remuneration, fees, compensation, reimbursements and other payments that could be received from the Company and Company Subsidiaries, in the aggregate, could exceed $200,000 in any one year or, together with all such Persons, could exceed $350,000 in or for any one year;

(xiii)  the payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for Members, employees, and agents of the Company or any Company Subsidiary, except with respect to Marlow under the Marlow Employment Agreement, any Ordinary Course Worker or any Existing Gale Worker (but only as to any pensions, plans or trusts in which any such worker participates on the Effective Date, but not as to any significant modifications thereafter made to any such pensions, plans or trusts);

(xiv)  Except as contemplated by Section 6.7, the purchase of liability and other insurance, other than commercial general liability insurance, worker’s compensation insurance, statutory disability, errors & omissions insurance, employment practices insurance, directors and officers insurance and such other insurance that the Managers reasonably determine to be reasonably necessary or desirable for the protection of the business and Property of the Company and the Company Subsidiaries and which is purchased on commercially reasonable, and arms-length, terms;

(xv)  the indemnification of any Person, other than indemnification provided for in Section 6.3 and 7.10 hereof or the indemnification of any Person made or furnished by the Company or any Company Subsidiary in the ordinary course of its business;

(xvi)  the making of any election or the taking of any tax position under the Code and Tax Regulations (and/or under any state or local tax law) that could have a disproportionate adverse effect on any Member as compared to the effect that such election could have on any one or more other Members (unless any such Member so adversely affected first expressly approves of such election being made); provided, however, any Member whose Sharing Ratio is in excess of 25% may, alone, determine that the Company or any Company Subsidiary make the election under Section 754 of the Code so long as the event giving rise to such election was otherwise in accordance with the provisions of this Agreement;

(xvii)  enter into any agreement or arrangement which would require the personal guarantee of, or which could give rise to personal liability for, any Member or any of its Affiliates, except that the foregoing shall require the prior written consent of only such Member (rather than the approval of a Supermajority of the Members);

(xviii)  increase or decrease the number of Managers;

(xix)  enter into any Potential Conflict Agreement other than a Transaction Document, except that the foregoing shall require the prior written consent of a Supermajority of the Disinterested Members with respect to such agreement; and

(xx)  Any other action or decision that provides for the approval or consent of a Supermajority of the Members elsewhere hereunder;

provided, however, that notwithstanding the foregoing or any other provision herein to the contrary, with respect to any Potential Conflict Agreement, only a Supermajority of the Disinterested Members with respect to such agreement (in the case of any action or decision referred to in clause (i) through (xx) above) or the Majority of those Managers designated by the Disinterested Members with respect to such agreement (for all other actions or decisions) may, and are hereby authorized to, cause and direct the Company and any Company Subsidiary to (and at the Company’s and Company Subsidiary’s sole cost and expense): (i) exercise or assert (or not exercise or assert) any rights or claims under any such agreement; (ii) defend against, seek recovery for, litigate, settle, negotiate, or compromise (or not defend against, seek recovery for, litigate, settle, negotiate or compromise) any claim or issue arising under any such agreement; (iii) undertake any other action, make any decision, provide any consent or approval or otherwise do anything else permitted or required to be undertaken, made, provided or done under any such agreement; and (iv) engage any accountants, attorneys, consultants and other professionals in connection with any of the foregoing.

(b)  For any action or decision that requires the prior written consent of a Supermajority of the Members, any Member (“Proponent Member”) that desires for the Company to take or make such action or decision shall notify each of the other Members, in writing (the “Major Decision Notice”), of the action or decision that the Proponent Member desires for the Company or Company Subsidiary to make or take (with the Proponent Member also contemporaneously furnishing a copy of the Major Decision Notice to each Manager), and then each such other Member shall evidence its or his consent or non-consent to such action or decision if notifying the Proponent Member, in writing (the “Response Notice”), by no later than 10 Business Days (the “Response Period”) following the Member’s receipt of the Major Decision Notice (although each Member shall also contemporaneously furnish a copy of its or his Response Notice to each of the other Members and each Manager). If a Member shall fail to deliver its or his Response Notice to the Proponent Member by the end of the Response Period, then such Member shall be deemed to have approved of such action or decision set forth in the corresponding Major Decision Notice.

6.2  Liability of Members. Subject to Sections 6.3 and 7.10, no Member shall be liable for any expense, liability or other obligation of the Company, any Company Subsidiary, any Manager or any other Member.

6.3  Indemnification. A Member shall indemnify the Company and any Company Subsidiary for any costs or damages incurred by the Company or Company Subsidiary as a result of any unauthorized action by such Member. The Company, together with the Company Subsidiaries, shall indemnify and hold harmless each Member against any loss, damage or expense (including attorneys’ fees) incurred by the Member as a result of any act performed or omitted on behalf of the Company or any Company Subsidiary in furtherance of the Company’s and/or Company Subsidiary’s interests without, however, relieving the Member of liability for failure to perform its duties and such loss, damage or expense arose from such Member’s fraud, willful misconduct or bad faith and a Member shall not be indemnified for any such loss, damage or expense. The satisfaction of any indemnification and any hold harmless shall be from and limited to Property of the Company and the Company Subsidiaries, including cash of the Company and the Company Subsidiaries, and the other Members shall not have any personal liability on account thereof. Moreover, and notwithstanding anything herein to the contrary, the cost of any indemnity obligation of the Company or any Company Subsidiary owed to NKFFM or any of its Affiliates under any Potential Conflict Agreement shall be funded solely by NKFFM and out of any amount that would otherwise be distributable or payable to NKFFM and/or to any of its Affiliates hereunder or under any other agreement or arrangement and if such amount(s) shall be insufficient to pay the full cost of such indemnity obligation (at the time that such obligation is required to be paid), then such Member shall contribute the amount necessary to enable the Company or any Company Subsidiary to timely pay such obligation in full, with such contribution and the Company’s or Company Subsidiary’s payment of such obligation, shall result in, respectively, an increase and then a corresponding decrease in such Member’s Capital Account balance (such that there shall be no net increase or decrease in its Capital Account balance) although with such contribution not constituting a “Capital Contribution” for any purpose hereunder (including, without limitation, for purposes of Articles IX and XIV hereunder).

6.4  Representations and Warranties. Each Member, and in the case of a trust or other entity, the Person(s) executing this Agreement on behalf of the entity, hereby represents and warrants to the Company and each other Member that: (a) if that Member is an entity, it has power to enter into this Agreement and to perform its obligations hereunder and that the Person(s) executing this Agreement on behalf of the entity has the power to do so; and (b) the Member is acquiring its Membership Interest in the Company for the Member’s own account as an investment and without an intent to distribute the Membership Interest. The Members acknowledge that their Membership Interests in the Company have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements and in accordance with Article XI hereof.

6.5  Conflicts of Interest/Competitive Activities.

(a)  Neither a Member nor any of its Affiliates, without the prior written approval of a Supermajority of the disinterested Members, shall be entitled to enter into or engage in any Facilities Management Activity (“Non-Permitted Activity”), although any Member (and/or any of its Affiliates) may enter into or engage in any Property Management Activity and, otherwise, may acquire or make any investment, or engage in, undertake or do any business, activity or endeavor (including, without limitation, any investment, business, activity or endeavor referred to in Section 3.1 hereof and regardless of whether or not competitive with the Company or any Company Subsidiary or any of their investments, businesses, activities or endeavors), other than Facilities Management Activities; provided, further, in the event that the Mack-Cali Member and/or any one or more of its Affiliates shall be acquired (whether by merger, consolidation, asset purchase or otherwise) by one or more Persons that engage in one or more Facilities Management Activities, such Facility Management Activities shall not be considered a Non-Permitted Activity as regard to the Mack-Cali Member (or any successor to its Membership Interest or Economic Interest) except that if such Facilities Management Activities shall constitute a substantial business, then the Membership Interest of the Mack-Cali Member and its Affiliates shall be subject to NKFFM’s right to purchase the entire Membership Interests and Economic Interests of the Mack-Cali Member and its Affiliates pursuant to, and in accordance with, Section 11.7 (the “MC Change of Control Event”). In addition, the Member(s) that (or whose Affiliate) have entered into any Non-Permitted Activity or any other activity or transaction resulting from the use or appropriation of any of the Property (including, without limitation, information developed for the Company or any Company Subsidiary and opportunities expressly offered to the Company or any Company Subsidiary) shall account to the Company and its Members and hold as trustee for them any property, profits, gain, and/or other benefits derived by such Member or Affiliates.

(b)  A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest and, subject to the provisions of this clause (b) below, Section 6.1 and elsewhere in this Agreement, a Member may lend money to and transact other business with the Company or any Company Subsidiary and such Member shall otherwise be treated as a third party viz. such loan or transaction. In the event that a Member or any of its or his Affiliates desires to lend money to and/or transact other business, and/or otherwise have any direct or indirect interest in a transaction, with the Company or any Company Subsidiary, such loan or transaction shall not be void or voidable if either (i) such loan or transaction is pursuant to, and contemplated under, a Transaction Document; or (ii) a Supermajority of the Disinterested Members with respect to such loan or transaction, with knowledge of the material facts of the loan or transaction, authorize and approve such loan or transaction in advance.

(c)  Notwithstanding anything contained herein to the contrary, neither the Company nor any Company Subsidiary shall conduct Property Management Activities within 10 miles of where a Member or any of its Affiliates (other than the Company or any Company Subsidiary) (individually or collectively, an “Active Member”) is conducting such activities (the “Restricted Area”), without the prior written consent of the Active Member; provided, however, in the event that the Company conducts Property Management Activities in an area that is not otherwise a Restricted Area, but thereafter becomes a Restricted Area, the Company may continue to conduct Property Management Activities for customers retained prior to the area becoming a Restricted Area, but may not expand such business within the Restricted Area without the prior written consent of the Active Member. Any Active Member shall promptly respond to any request for consent pursuant to this Section 6.5(c).

6.6  Delegation of Managers. The Managers may, if duly authorized pursuant to the provisions hereunder, delegate ministerial or administrative matters to responsible parties (e.g., the chief financial officer), provided that such delegation does not involve the making of any decision specifically within the exclusive authority of, or requiring the approval of, the Managers or Members (or a Majority or Supermajority, or any one or more, of the Members). Accordingly, said responsible parties shall act after a matter has been decided (such as, by way of example, in connection with the actual disbursement of funds, issuance of checks, record keeping, accounting and the like).

6.7  Insurance. The Managers shall cause the Company and each Company Subsidiary (at the sole cost and expense of the Company and Company Subsidiary) to obtain commercially reasonable, arms-length errors and omissions insurance, employment practices insurance, and directors and officers insurance in customary amounts to protect the Members, the Managers and officers against any of the losses, liabilities, claims and/or judgments that may arise under this Agreement (including, without limitation, in respect of their indemnity obligations under Section 6.3 and 7.10 hereunder) or under applicable law.

ARTICLE VII

MANAGERS AND DECISIONMAKING

7.1  Managers. Except as otherwise provided in this Agreement (including, without limitation, under Section 6.1), the management of the Company and all decisions concerning the business affairs of the Company shall be made by the managers (each, a “Manager” and, collectively, the “Managers”). Unless and until increased or decreased by a Supermajority of the Members, the Company shall have five (5) Managers, with the initial Managers being the following Persons:

Marlow
Panzer
Joseph Rader
Barry Gosin
Mitchell E. Hersh

provided, however, that at all times two (2) Managers shall be designated by NKFFM (the “NKFFM Managers”), and one (1) Manager shall be designated by the Mack-Cali Member (the “Mack-Cali Manager”).

7.2  Term of Office as Manager. Each Manager shall serve until his or her Dissociation, resignation pursuant to Section 7.7 or removal pursuant to Section 7.8.

7.3  Filings.

(a)  The Managers shall execute and cause to be filed the Certificate, and any amendments thereto, with the Secretary of the State of the State of Delaware in accordance with the provisions of the Act. The Managers shall take any and all other actions reasonably necessary to maintain the status of the Company as a limited liability company under the laws of Delaware.

(b)  The Managers shall execute and cause to be filed the original or amended Certificate and shall take any and all other actions reasonably necessary to qualify and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any states, other than Delaware, or jurisdictions in which the Company engages in business.

(c)  Upon the dissolution of the Company, the Managers shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Company has filed certificates.

7.4  Managers to Prepare Business Plan. At least thirty (30) days after execution hereof, the Managers shall prepare a detailed business plan providing for a breakdown of all income and expenses projected to be incurred in the operation of the Company’s business for the next 12 months. This budget will be called the “Business Plan”. The Majority of the Managers shall approve the Business Plan. On or before December 31st of each calendar year, the Managers shall prepare and approve a Business Plan for the next calendar year. Subject to the terms of the Business Plan and Section 6.1, the overall daily business direction and operational, financial and management decisions shall be the responsibility of Marlow. In the event the Business Plan does not anticipate a particular action or expenditure, but subject to Section 6.1 and to those actions and decisions which require the approval of one or more, a Supermajority or all of the Managers or Members), the Managers acting upon a Majority vote, shall have the right to decide such matters.

7.5  Actions of the Managers. Subject to Section 6.1 and to those actions and decisions in which any one or more of the Managers or Members is authorized or empowered to cause the Company or any Company Subsidiary to take or make (or to not take or make), the Managers, acting upon a Majority vote, shall: (a) have the power to bind the Company as provided in this Article VII (and no Person dealing with the Company shall have any obligation to inquire into the power or authority of the Managers acting on behalf of the Company); and (b) manage the Company (and, indirectly, each Company Subsidiary) and cause the Company or any Company Subsidiary to make or take any action, determination, election, approval and/or consent that the Managers are authorized to make or take hereunder.

7.6  Managers Standard of Care. Each Manager shall discharge his or her duties to the Company and, indirectly, to each Company Subsidiary, and to the other Members in good faith and with that degree of care that an ordinarily prudent person in a similar position would use under similar circumstances. In discharging his or her duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any Person as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any Company Subsidiary, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any Company Subsidiary or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.

7.7  Resignation. A Manager may resign at any time and for any reason (or for no reason) by giving written notice to the Company and to each of the Members and other Managers. The resignation of any Manager shall take effect upon receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. In the case where the resigning Manager is also a Member, the resignation of such Manager shall not affect the Manager’s rights as a Member and in respect of his Membership Interest and shall not constitute a withdrawal of such resigning Manager as a Member. In the case where the resigning Manager is: (a) a NKFFM Manager or the Mack-Cali Manager, only NKFFM or the Mack-Cali Member, respectively, shall have the authority to (and shall by written notice to all of the Members and Managers) designate the successor Manager (and without having to obtain the consent of any Manager or Member); and (b) an At Large Manager, the successor Manager shall be designated by a Supermajority of the Members (but not including any Member who, or whose Affiliate, is the resigning Manager).

7.8  Removal of Manager.  An At Large Manager may be removed as follows: (a) if such At Large Manager is Marlow or Panzer, then either of them shall be removed automatically as Manager upon his Dissociation and may be removed as Manager for cause (which shall, for purposes of this Section 7.8, include any failure to make any additional Capital Contribution pursuant to Section 8.2(a)) by a vote of a Majority of those Members other than the Member whose removal as Manager is being sought; and (b) in the case of any other At Large Manager, such removal shall be effected upon the vote of a Majority of the Members approving such removal, with the successor Manager to be designated, (i) in the case of a removal under clause (a), by the written consent of a Supermajority of the Members other than the Member who was removed as Manager; and (ii) in the case of a removal under clause (b), by the written consent of a Majority of the Members. Except in connection with a Loss of Management Rights, neither the Mack-Cali Manager nor any NKFFM Manager may be removed at any time or for any reason, except that in the case of the death or Disability of a Mack-Cali Manager or NKFFM Manager, only the Mack-Cali Member or NKFFM, respectively, shall designate a replacement Manager therefor.

7.9  Disbursement of Funds. Subject to Section 6.1 and the limitations set forth in this Article VII, the Chief Financial Officer of Newmark is authorized to initiate and/or approve the disbursement of funds (e.g., issuance of checks, wire transfers, etc.) provided same is consistent with the approved business plans and budgets.

7.10  Indemnification. A Manager shall indemnify the Company for any costs or damages incurred by the Company or any Company Subsidiary as a result of any unauthorized action or malfeasance by such Manager, with the Member who appointed such Manager being jointly and severally liable with such Manager for any such costs or damages. The Company shall indemnify and hold harmless each Manager against any loss, damage or expense (including attorneys’ fees) incurred by the Manager as a result of any act performed or omitted on behalf of the Company or in furtherance of the Company’s interests without, however, relieving the Manager or the Member who appointed such Manager of liability for failure by the Manager to perform his or her duties in accordance with the standards set forth herein.

7.11  Meetings of Managers and Members. At least semi-annually and upon 14 days notice, the Managers and Members shall meet at the Principal Office of the Company (as set forth in Section 2.6 or such other place designated by all of the Managers). Any Manager or Member may attend such meetings by telephone conference. At such time, the Managers shall advise and consult with the Members regarding the current operations of the Company.

ARTICLE VIII

CONTRIBUTIONS AND CAPITAL ACCOUNTS

8.1  Initial Capital Contributions. Contemporaneously with the execution hereof, each Member shall contribute such amount of money and such other property as set forth on Schedule A attached hereto. The Members hereby acknowledge and agree that the Gross Asset Value of the property to be contributed by the Mack-Cali Member as its Capital Contribution (i.e., it 100% membership interest in the Gale Facility (the “Gale Global Membership Interests”) and, indirectly, its 100% ownership interests in the Gale Subsidiaries) shall be $1,000,000. Immediately following such contributions, the Company shall then distribute to the Mack-Cali Member the $600,000 in cash that the Non-Mack-Cali Members had contributed as their initial Capital Contributions pursuant to the Contribution Agreement and this Section 8.1. The Members hereby acknowledge and agree that: (a) such Capital Contribution by the Mack-Cali Member to the Company, and such distribution by the Company to the Mack-Cali Member, shall be treated for all tax purposes as a sale by the Mack-Cali Member to the Company of 60% of its membership interest in the Gale Global Membership Interests (i.e., the $600,000 of cash distributed to the Mack-Cali Member divided by the agreed Gross Asset Value of the Gale Subsidiaries of $1,000,000) for $600,000 and a Capital Contribution by the Mack-Cali Member to the Company of the remaining 40% of its membership interest in the Gale Global Membership Interests having an agreed Gross Value of $400,000, and (b) such that immediately following such Capital Contributions and distribution (and after reflecting such Capital Contributions and distribution in the Members’ Capital Accounts), each Member shall have a Capital Account balance equal to the amount set forth opposite such Member’s name on Schedule A. To effectuate the foregoing, the Members hereby acknowledge and agree that on the Effective Date, Panzer, Marlow and NKFFM shall each wire directly to the Mack-Cali Member, in accordance with the wire instructions that the Mack-Cali Member shall furnish to each of them, the amount that each of them is required to contribute to the Company pursuant to Section 8.1(a) (i.e., $400,000 for NKFFM, $100,000 for Panzer and $100,000 for Marlow).

8.2  Additional Funding For Company Operations.

(a)  If the Company and/or one or more of the Company Subsidiaries require additional funds and/or capital for its or their business or operations (including, without limitation, to pay the operating and other costs and expenses) or to fund Tax Distributions, then the Managers shall: (i) first obtain such funds by drawing down on the Newmark Loans and the Mack-Cali Loans, pursuant to and in accordance with the Newmark Agreement until fully drawn down (except that for those funds required to fund any Tax Distributions, such draw downs shall not be made until one (1) business day prior to the day that such Tax Distributions are distributed pursuant to Section 9.7(c)); and (ii) then, after the Newmark Loans and Mack-Cali Loans shall have been fully drawn down and exhausted, but only if and to the extent approved by the Majority of the Members, any additional amounts so required may be funded by additional Capital Contributions made by the Members, which additional Capital Contributions shall be made by the Members in proportion to their then respective Sharing Ratios, provided, however, that a Member shall not be personally obligated or liable to make such additional Capital Contributions pursuant to clause (ii) above, and that any Member’s failure to make such additional Capital Contributions may result in: (A) a dilution of such Member’s Membership Interest (and Sharing Ratios) in accordance with Section 8.2(b) below; and (B) in the case where a Non-Paying Member is either NKFFM or the Mack-Cali Member, (i) the loss of the right to designate the NKFFM Managers or Mack-Cali Manager, respectively, and with each such Manager thereafter becoming an “At Large Manager” for all purposes of this Agreement, and (ii) where the Proponent Member of an action or decision listed in Section 6.1(a) (other than clauses (ii), (iv), (vi), (vii)(b), (xvi), (xvii), (xviii), (xix) and (xx) thereof) and the proviso at the end thereof is any Member other than NKFFM or the Mack-Cali Member or is either the Mack-Cali Member or NKFFM, whichever of them is a Non-Paying Member, such action or decision shall only require the consent of a Majority of the Members (so long as such Majority shall include either NKFFM or the Mack-Cali Member, whichever of them is not a Non-Paying Member) (as regard to NKFFM or the Mack-Cali Member, its “Loss of Management Rights”), provided, further, that such Member shall continue to have the right to designate any Person to serve in the same capacity as a Manager hereunder in terms of being furnished with all documents, materials and notices that are furnished to Managers and to participate in any of the meetings and conference calls of or involving the Managers, except that such Person shall not have any voting rights. Upon making of any additional Capital Contributions pursuant to this Section 8.2, the Capital Account balance of any Member making such additional Capital Contributions shall be increased dollar-for-dollar by the amount of such Capital Contributions and Schedule A shall be amended pursuant to Section 8.3 hereof so as to reflect these increases. In addition to the foregoing, the Company and/or any Company Subsidiary shall also be authorized, and shall use their commercially reasonable efforts, to raise such additional funds and/or capital through the securing of commercially reasonable financing, whether secured or unsecured, and from any third party source to fund such additional capital requirements to the maximum extent possible, including by the securing of any such financing with any of the Property (including, without limitation, through the factoring of receivables of the Company or any of the Company Subsidiaries) (the “Third Party Loans”).

(b)  If any Member (a “Non-Paying Member”) fails to contribute cash pursuant to Section 8.2(a)(ii), the other Members (each, a “Paying Member” and, collectively, the “Paying Members”), shall have the right, but not the obligation, to assume the contribution obligation of the Non-Paying Member (the “Non-Paying Member’s Obligation”) in amounts which are proportionate to the respective Sharing Ratio of the Paying Members. Upon the Paying Members making such cash contributions, the Sharing Ratio of the Non-Paying Members shall be recalculated to a Sharing Ratio that is equal to the ratio that of all of such Member’s Capital Contributions pursuant to Section 8.2(a) (with respect to the period from and after the date hereof and through and including the date of the contribution in question), bears to all Capital Contributions of all of the Members pursuant to Section 8.2(a) (with respect to the period from and after the date hereof and through and including the date of the contribution in question).

(c)  The Members hereby acknowledge and agree that the sole consequences to a Member for its failure to make additional Capital Contributions in accordance with the provisions of this Article VIII shall be as prescribed above in Sections 8.2(a) and (b).

8.3  Capital Account. A separate capital account shall be maintained for each Member throughout the term of the Company in accordance with the rules of Section 1.704b1(b)(2)(iv) of the Tax Regulations as in effect from time to time, and, to the extent not inconsistent therewith, to which the following provisions apply:

(a)  To each Member’s Capital Account there shall be credited the amount of (i) such Member’s Capital Contribution (if any) to the Company; (ii) such Member’s distributive share of Profits; (iii) and any items in the nature of income or gain that are specially allocated pursuant to Sections 9.4 and 9.5 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)  To each Member’s Capital Account there shall be debited the amount of (i) money and the Gross Asset Value of any Property distributed to such Member pursuant to any provisions of this Agreement; (ii) such Member’s distributive share of losses; and (iii) any items in the nature of expenses or losses which are specially allocated pursuant to Sections 9.4 and 9.5 hereof, and the amount of any liabilities of such Members that are assumed by the Company or which are secured by any Property contributed by such Member to the Company.

(c)  In the event any Membership Interest and/or Economic Interest in the Company are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d)  In determining the amount of any liability, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Tax Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Tax Regulations, and shall be interpreted and applied in a manner consistent with such Tax Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Tax Regulations, the Managers may make such modification, provided that it will not have a material effect on the amounts distributable to any Member pursuant to Section 9.7 and Article XIV hereof upon the dissolution of the Company.

8.4  No Obligation to Restore Deficit Balance. At no time shall any Member be required to restore any deficit balance that may exist in its or his Capital Account.

8.5  Withdrawal; Successors. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement, and no Member shall be entitled to make any capital contribution to the Company except as otherwise provided in Article VIII. Any Member who shall receive a Membership Interest in the Company or whose Membership Interest in the Company shall be increased by means of a transfer to it of all or part of the Membership Interest of another Member, shall have a Capital Account with respect to such Membership Interest initially equal to the Capital Account with respect to such interest of the Member from whom such Membership Interest is acquired except as otherwise required to account for any step up in basis resulting from a termination of the Company under Section 708 of the Code by reason of such Membership Interest transfer.

8.6  Interest. No Member shall be entitled to interest, salary or drawing on such Member’s Capital Contribution, on any Profits retained by the Company or services rendered.

8.7  Investment of Capital Contributions. The Capital Contributions of the Members shall be invested by the Managers in demand, money market or time deposits, obligations, securities, investments or other instruments constituting cash equivalents, until such time as such funds shall be used by the Manager for Company purposes. Such investments shall be made by the Managers for the benefit of the Company. At the request of any Member, in connection with any Capital Contribution, the Managers shall determine, or cause to be determined, whether the Company would be treated as an investment company, within the meaning of Code Section 721, as a result of such Capital Contribution.

8.8  No Personal Liability. No Manager or Member shall have any personal liability for the repayment of any Capital Contributions of any Member.

ARTICLE IX

ALLOCATIONS AND DISTRIBUTIONS

9.1  Profits and Losses. Profits and Losses, and each item of Company income, gain, loss, deduction, credit and tax preference with respect thereto, for each Fiscal Year (or shorter period in respect of which such items are to be allocated) shall be allocated among the Members as provided in this Article IX.

9.2  Profits. After giving effect to the special allocations set forth in Sections 9.4 and 9.5, Profits for any Fiscal Year shall be allocated in the following order of priority:

(a)  First, to the Members, if any, who received any allocation of Losses under Section 9.3(a)(iii), in proportion to (and to the extent of) the excess, if any, of (i) the cumulative Losses allocated to such Members pursuant to Section 9.3(a)(iii) for all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Members pursuant to this Section 9.2(a) for all prior Fiscal Years;

(b)  Second, to the Members, in proportion to (and to the extent of) the excess, if any, of (i) the cumulative Losses allocated to each Member pursuant to Section 9.3(a)(ii) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Member pursuant to this Section 9.2(b) for all prior Fiscal Years;

(c)  Third, to the Members, in proportion to their respective Sharing Ratios.

9.3  Losses. After giving effect to the special allocations set forth in Sections 9.4 and 9.5, Losses shall be allocated as set forth in Section 9.3(a), subject to the limitation in Section 9.3(b) below, and, if applicable, as provided in Section 9.3(c).

(a)  Losses for any Fiscal Year shall be allocated in the following order of priority:

(i)  first, to the Members in proportion to and to the extent of the excess, if any, of (A) the cumulative Profits allocated to each such Member pursuant to Section 9.2(c) hereof for all prior Fiscal Years, over (B) the cumulative Losses allocated to such Member pursuant to this Section 9.3(a)(i) for all prior Fiscal Years;

(ii)  second, to those Members with positive Capital Account balances, and in proportion to those balances, until such Capital Account balances shall be reduced to zero; and

(iii)  then, to the Members, in proportion to their respective Sharing Ratios.

(b)  The Losses allocated pursuant to Section 9.3(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 9.3(a) hereof, the limitation set forth in this Section 9.3(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to the Members under Section 1.704-1(b)(2)(ii)(d) of the Tax Regulations.

9.4  Special Allocations. The following special allocations shall be made in the following order:

(a)  Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Tax Regulations, notwithstanding any other provision of this Article IX, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Tax Regulations Section 1.704-2(g) of the Tax Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Tax Regulations. This Section 9.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Tax Regulations and shall be interpreted consistently therewith.

(b)  Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Tax Regulations, notwithstanding any other provision of this Article IX, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Tax Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Tax Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Tax Regulations. This Section 9.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Tax Regulations and shall be interpreted consistently therewith.

(c)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Tax Regulations, items of Company income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Tax Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 9.4(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.4(c) were not in this Agreement.

(d)  Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Tax Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IX have been made as if Section 9.4(c) and this Section 9.4(d) were not in this Agreement.

(e)  Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Sharing Ratios.

(f)  Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Tax Regulations.

(g)  Minimum Gain Chargeback Waiver. If for any fiscal year of the Company, the application of the minimum gain chargeback provision of Section 9.4(b) would cause a distortion in the economic arrangement among the Members, and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may request a waiver from the Commissioner of the Internal Revenue Service of the application in whole or in part of Section 9.4(b) in accordance with Section 1.704-2(f)(4) of the Allocation Regulations. Furthermore, if additional exceptions to the minimum gain charge-back requirements of the Allocation Regulations have been provided through revenue rulings or other pronouncements, the Managers are authorized and may cause the Company to take advantage of such exceptions.

(h)  Mandatory Allocations Under Section 704(c) of the Code. Notwithstanding the foregoing provisions of this Section 9.4, in the event Section 704(c) of the Code or Section 704(c) of the Code principles applicable under Section 1.704-1(b)(2)(iv) of the Tax Regulations require allocations of Profits or Losses in a manner different than that set forth above, the provisions of Section 704(c) of the Code and the Tax Regulations thereunder shall control such allocations among the Members. Any item of Company income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued for Capital Account purposes pursuant to Section 1.704-l(b)(2)(iv) of the Tax Regulations) and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its Gross Asset Value at the time of its contribution shall be allocated solely for income tax purposes in the manner so required or permitted under Section 704(c) of the Code using the “traditional method” described in Section 1.704-3(b) of the Tax Regulations; provided, however, that curative allocations consisting of the special allocation of gain or loss upon the sale or other disposition of the contributed property shall be made in accordance with Section 1.704-3(c) of the Tax Regulations to the extent necessary to eliminate any disparity, to the extent possible, between the Members’ book and tax Capital Accounts attributable to such property.

9.5  Regulatory Allocations. The allocations set forth in Sections 9.4 (a) through (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Tax Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 9.5. Therefore, notwithstanding any other provision of this Article IX (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance shall, to the extent possible, be equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 9.2 and 9.3 herein. In applying this Section 9.5, the Managers (i) shall take into account future Regulatory Allocations under one or more provisions of Section 9.4 that, although not yet made, are likely to offset other Regulatory Allocations previously made under the same, or one or more other, provisions of Section 9.4 and (ii) may reallocate Profits and Losses for prior open years (or items of gross income and deductions of the Company for such years) among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deductions for the current year and future years. This Section 9.5 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

9.6  Other Allocation Rules.

(a)  For purposes of determining the Profits, Losses, or any other item allocable to any period (including allocations to take into account any changes in any Member’s Sharing Ratio during a Fiscal Year and any transfer of Member’s Membership Interest or Economic Interest in the Company), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as reasonably determined by the Managers under Section 706 of the Code and the Tax Regulations thereunder using the closing of the books method.

(b)  The Members are aware of the income tax consequences of the allocations made by this Article IX and hereby agree to be bound by the provisions of this Article IX in reporting their shares of Company income and loss for income tax purposes.

(c)  Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Tax Regulations, the Members’ Membership Interests in Company profits are in proportion to their Sharing Ratios.

(d)  To the extent permitted by Section 1.704-2(h)(3) of the Tax Regulations, the Managers shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(e)  Except as otherwise provided in this Article IX, an allocation of Company Profits or Losses to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss and deduction taken into account in computing such Profits or Losses.

(f)  For purposes of determining the character (as ordinary income or capital gain) of any Profits allocated to the Members pursuant to this Article IX, such portion of Profits that is treated as ordinary income attributable to the recapture of Depreciation shall, to the extent possible, be allocated among the Members in the proportion which (i) the amount of Depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This section 9.6(f) shall not alter the amount of allocations among the Members pursuant to this Article IX, but merely the character of income so allocated.

(g)  Except for arrangements expressly described in this Agreement, no Member shall enter into (or permit any Person related to the Member to enter into) any arrangement with respect to any liability of the Company that would result in such Member (or a Person related to such Member under Section 1.752-4(b) of the Tax Regulations) bearing the economic risk of loss (within the meaning of Section 1.752-2 of the Tax Regulations) with respect to such liability unless such arrangement has been approved by all Members. To the extent a Member is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Members shall be afforded the opportunity to guarantee such Member’s pro rata share of such indebtedness, determined in accordance with the Members’ respective Sharing Ratios.

(h)  In the event additional Members are admitted to the Company, the Profits (or Losses) allocated to the Members for each such fiscal year during which Members are so admitted shall be allocated among the Members in proportion to the Economic Interest each holds from time to time during such Fiscal Year in accordance with Code Section 706, using the “closing of the books” method.

9.7  Distribution of Net Cash Flow. Net Cash Flow for a given Fiscal Year shall be distributed as follows:

(a)  Amounts and Timing. Subject to Section 9.7(c), all distributions to Members made in accordance with this Article IX shall be reasonably determined by the Managers taking into account the working capital needs of the Company and other current or projected uses of funds, after a reasonable reserve has been established. Subject to Section 9.7(c), distributions of Net Cash Flow shall be made to the Members as follows and in the following order of priority:

(i)  first, to repay the Newmark Loans and Mack-Cali Loans (and any and all accrued but unpaid interest and return thereon), pari passu in proportion to their respective unpaid principal balances of the Newmark Loans and Mack-Cali Loans, with any amounts so distributed being applied first to reduce any and all of the accrued but unpaid interest thereon to the extent thereof and then to reduce any outstanding principal;

(ii)  second, to the Members in proportion to their respective Capital Contributions, until the aggregate amount distributed to each Member under this clause (ii) shall equal such Member’s aggregate Capital Contributions; and

(iii)  third, to the Members, in proportion to their respective Sharing Ratios;

provided, however, other than Tax Distributions, distributions of Net Cash Flow under this Section 9.7(a) shall not be made to the Members until, at the earliest, the second anniversary from the Effective Date.

In the event that the Managers do not determine when distributions are to be made for the then Fiscal Year, such distributions, shall be made within 90 days of the end of each Fiscal Year to those Persons recognized on the books of the Company as Members or as Assignees on the last day of such Fiscal Year.

(b)  Amounts Withheld. All amounts withheld pursuant to the Code and Tax Regulations or any provision of any state or local tax law with respect to any payment, distribution, or allocation to a Member shall be treated as amounts distributed to such Member pursuant to this Section 9.7 for all purposes under this Agreement. The Managers shall cause the Company and any Company Subsidiary to withhold from distributions or payments, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld and paid over pursuant to the Code and Tax Regulations or any provisions of any other federal, state, or local law, and shall treat any such amounts so withheld in respect of any Member as having been actually distributed or paid (as applicable) to such Member pursuant to Section 9.7(a) for all purposes of this Agreement.

(c)  Distributions for Payment of Taxes. Before any distributions are made pursuant to Section 9.7(a), the Company shall distribute (and/or set aside sufficient reserves for distribution) to the Members by no later than March 31st following the end of each Fiscal Year, commencing with March 31, 2007, an amount (for each Member, such Member’s “Tax Distribution”) of Net Cash Flow (or any cash comprising thereof) and Third Party Loan (to the extent available) proceeds which, when added to the aggregate Net Cash Flow distribution to the Members pursuant to Section 9.7(a)(ii) and (iii) during such Fiscal Year, shall equal: (i) with respect to Panzer, Marlow and NKFFM, the product of: (A) the total amount of ordinary income, short-term capital gain and long-term capital gain allocable to each of them for such Fiscal Year hereunder; and (B) the maximum effective combined federal, state and local income tax rate for such Fiscal Year for individuals living in New York City (taking into account the federal deduction for state and local income taxes and the character of income/gain so allocated (and the corresponding tax rate to which such income/gain is subject)); and (ii) with respect to the Mack-Cali Member, the product of: (A) the total amount of income and gain allocable to the Mack-Cali Member for such Fiscal Year hereunder; and (B) the maximum effective combined federal, state and local income tax rate for such Fiscal Year for regular subchapter C corporations doing business in New York City (taking into account the federal deduction for state and local income taxes); provided, however, if there should be insufficient Net Cash Flow and Third Party Loan proceeds to fund, in full, all of the Tax Distributions required to be made to all of the Members, then the total cash and proceeds so available shall be distributed to the Members in proportion to the Tax Distributions that each Member would have been entitled to so receive if there were sufficient cash and proceeds to so distribute. Any Tax Distribution made by the Company to the Member shall be treated as a distribution to such Member of Net Cash Flow under Section 9.7(a)(ii) (until the Member shall have received the maximum amount to which it or he is entitled thereunder) and then under Section 9.7(a)(iii).

ARTICLE X

TAX MATTERS PARTNER

NKFFM shall be the “tax matters partner” (the “Tax Matters Partner”) of the Company pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner shall not resign as the “tax matters partner” unless, on the effective date of such resignation, the Company has designated another Member as Tax Matters Partner and such Member has given its consent in writing to its appointment as Tax Matters Partner. The Tax Matters Partner shall receive no additional compensation from the Company for its services in that capacity, but all expenses reasonably incurred by the Tax Matters Partner in such capacity shall be borne by the Company. The Tax Matters Partner is authorized to employ such accountants, attorneys and agents as it determines is necessary to or useful in the performance of its duties, subject to the reasonable approval of a Supermajority of the Members. In addition, the Tax Matters Partner shall serve in a similar capacity with respect to any similar tax related or other election provided by state or local laws. The Tax Matters Partner shall provide a copy of any notice of tax audits or other tax proceedings pertaining to the Company, to the other Members, promptly upon receipt thereof.

The Tax Matters Partner shall use its or his best efforts to comply with the responsibilities outlined in this Article X and in Sections 6222 through 6231 of the Code and the Tax Regulations promulgated thereunder. The Tax Matters Partner shall give prompt notice to the Members upon receipt of advice that the Internal Revenue Service intends to examine Company income tax returns for any years, and the Members shall furnish the Tax Matters Partner with such information as the Tax Matters Partner may reasonably require to permit it or him to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code. The Tax Matters Partner shall not enter into a settlement agreement (or, otherwise, bind the Members, or any one or more of them) without obtaining the prior written approval of a Supermajority of the Members. If any Member enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by section 6231(a)(3) of the Code, it shall notify the others of such settlement agreement and its terms within thirty (30) days from the date of settlement. The provisions of this Article X shall survive the termination of the Company or the termination of any party’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matter regarding the Federal income taxation of the Company and each of the Members with respect to Company matters.

ARTICLE XI

DISPOSITION OF MEMBERSHIP INTEREST

11.1  Compliance with Securities Laws. Neither the Membership Interests nor the Economic Interests have been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws. A Member or Assignee may not Dispose of all or any part of its or his Membership Interest or Economic Interest, except upon compliance with the applicable federal and state securities laws and the provisions set forth in this Article XI and elsewhere hereunder. The Managers shall have no obligation to register any Member’s Membership Interest or Assignee’s Economic Interest under the Securities Act of 1933, as amended, or under any applicable state securities laws, or to make any exemption therefrom available to any Member or Assignee.

11.2  In General.

(a)  Permitted Dispositions. Except as otherwise set forth in, and subject to the provisions of, this Article XI, no Member shall have the right to Dispose of, and otherwise there shall be no Disposition of, all or any part of a Membership Interest or Economic Interest in the Company without the prior written consent of a Supermajority of the Members, except for a Permitted Disposition.

(b)  Admission of transferees/assignees of Membership Interests/Economic Interests. Subject to Section 11.8, only an assignee or transferee (other than an Eligible Assignee or assignee or transferee in a Disposition resulting from the death, incompetence or Disability of a Member or other transferor or assignor with respect to such Disposition, which Eligible Assignee, assignee or transferee shall be treated as an “Assignee” and owner of an Economic Interest only for all purposes of this Agreement) of all or any portion of a Membership Interest (although not an assignee or transferee of an Economic Interest only, who shall instead continue to be treated as an Assignee and owner of an Economic Interest only) in a Permitted Disposition that is a direct sale, transfer or disposition by a Member of his or its Membership Interest (or portion thereof) shall be admitted as, and shall have the rights of, a “member” (and shall be referred to as a Member hereunder) of the Company under the Act and this Agreement (including, without limitation, the right to obtain any information on account of the Company’s transactions, to inspect the Company’s books or to vote with the Members on, or to grant or withhold consents or approvals of, any matter on which members are entitled to vote hereunder or under the Act). An assignee or transferee of an Economic Interest (as opposed to an assignee or transferee of a Membership Interest) shall only have the to receive that share of the Profits, Losses and distributions attributable to such Economic Interest hereunder and shall be furnished such tax information as the Company is required to furnish to such assignee or transferee in respect of such interest under the Code and the Tax Regulations thereunder but, otherwise, shall have no rights that a “member” or “Member” would otherwise have under the Act and the Agreement.

11.3  No Requirement to Purchase Membership Interest.Notwithstanding anything to the contrary in Articles XI and XII hereof, if Marlow is no longer employed with the Company or Panzer is no longer employed by Newmark for reasons set forth in Sections 12.1(i) or (j), neither the Company nor any of the Members shall be required to purchase the Membership Interest of either Marlow or Panzer (or any portion thereof or any interest therein) and, in such event, the Membership Interest of Marlow or Panzer (whichever of them shall no longer be employed) shall automatically be converted into an Economic Interest and he shall no longer be a “member” of the Company hereunder and under the Act.

11.4  NKFFM Drag-Along Right

(a)  Notwithstanding anything to the contrary herein, in the event that there is a NKFFM Drag-Along Event, then NKFFM shall have the right (but not the obligation) to require the Mack-Cali Member to sell (the “NKFFM Drag-Along Right”) all, and only all, of its (and, as applicable, its Affiliates’) Membership Interests and Economic Interests (the “Mack-Cali Interests”) for a price equal to the greater of (the “NKFFM Drag-Along Price): (i) the product of (A) five (5) times the Trailing Company EBITDA, and (B) the aggregate Sharing Ratio represented by the Mack-Cali Interests; or (ii) the aggregate unreturned Capital Contributions of the Mack-Cali Member and its Affiliates; or (iii) in the event the third party acquirer of NKFFM and/or Newmark, under the terms of its acquisition of NKFFM and/or Newmark, has stipulated a valuation of the Company, the product of (A) such valuation and (B) the aggregate Sharing Ratio represented by the Mack-Cali Interests.

(b)  NKFFM shall notify the Mack-Cali Member, in writing (the “NKFFM Drag-Along Notice”) (with copies of the NKFFM Purchase Notice to also be delivered to the Company and all of the other Members) of its decision to exercise the NKFFM Drag-Along Right. The Trailing Company EBITDA shall be determined by the Company’s Accountants consistent with the definition of “Trailing Company EBITDA” using (and which determination shall be based on): (i) the annual audited reports previously furnished by the Company’s Accountants to the Members pursuant to Section 4.2; and (ii) such other and additional financial and other reports, information and supporting documentation that the Company’s Accountants determine to be relevant in making its determination (and which reports, information and supporting documentation the Managers shall furnish to the Company’s Accountants promptly upon the request therefor by the Company’s Accountants), and which determination the Company’s Accountants shall certify in a writing (the “Certified Letter”) addressed to both NKFFM and the Mack-Cali Member: The determination of “Trailing Company EBITDA” set forth in the Certified Letter shall be conclusive and not subject to challenge by either NKFFM or the Mack-Cali Member absent manifest error. The Company shall engage the Company’s Accountants promptly following its receipt of the NKFFM Drag-Along Notice to undertake and complete the foregoing determination and certification and to issue the Certified Letter) by no later than forty-five (45) days following its receipt of the NKFFM Drag-Along Notice.

(c)  The closing of the purchase and sale of the Mack-Cali Interests shall occur on a Business Day mutually agreeable by NKFFM and the Mack-Cali Member and which is no later than twenty Business Days following NKFFM’s and the Mack-Cali Member’s receipt of the Certified Letter. On the closing date, NKFFM shall remit payment of the NKFFM Drag-Along Price, together with any unpaid Mack-Cali Loans principal (together with all accrued but unpaid interest thereon) to the Mack-Cali Member (and/or one or more of its designees), as finally determined based on the Trailing Company EBITDA set forth in the Certified Letter, free and clear of any and all liens, claims and encumbrances, and the assignment of the Mack-Cali Interests shall be free and clear of any and all liens, claims and encumbrances (other than this Agreement) and shall be evidenced by an assignment reasonably acceptable to the Mack-Cali Member and NKFFM and which shall be executed by each of the sellers and purchasers of the Mack-Cali Interests, together with such other and additional documents and agreements reasonably requested by the Mack-Cali Member and NKFFM.

11.5  Mack-Cali Tag-Along Right.

(a)  Notwithstanding anything to the contrary herein, in the event that there is a NKFFM Drag-Along Event, then the Mack-Cali Member shall have the right (but not the obligation) to require NKFFM to purchase (the “Mack-Cali Tag-Along Right”) all or a portion of its (and, as applicable, its Affiliates’) Membership Interest and Economic Interest for a price equal to the greater of (the “Mack-Cali Tag-Along Price): (i) the product of (A) five (5) times the Trailing Company EBITDA, and (B) the aggregate Sharing Ratio represented by the Mack-Cali Tag-Along Interest (as defined in Section 11.5(b)); (ii) the aggregate unreturned Capital Contributions of the Mack-Cali Member and its Affiliates; or (iii) in the event the third party acquirer of NKFFM and/or Newmark, under the terms of its acquisition of NKFFM and/or Newmark, has stipulated a valuation of the Company, the product of (A) such valuation and (B) the aggregate Sharing Ratio represented by the Mack-Cali Tag-Along Interest.

(b)  The Mack-Cali Member shall notify NKFFM, in writing (the “Mack-Cali Tag-Along Notice”) (with copies of the Mack-Cali Tag-Along Notice to also be delivered to the Company and all of the other Members) of its decision to exercise the Mack-Cali Tag-Along Right and the portion of its (and, as applicable, its Affiliates’) Membership Interest and Economic Interest to be purchased by NKFFM (the “Mack-Cali Tag-Along Interest”). The Trailing Company EBITDA shall be determined by the Company’s Accountants consistent with the definition of “Trailing Company EBITDA” using (and which determination shall be based on): (i) the annual audited reports previously furnished by the Company’s Accountants to the Members pursuant to Section 4.2; and (ii) such other and additional financial and other reports, information and supporting documentation that the Company’s Accountants determine to be relevant in making its determination (and which reports, information and supporting documentation the Managers shall furnish to the Company’s Accountants promptly upon the request therefor by the Company’s Accountants), and which determination the Company’s Accountants shall certify in the Certified Letter to both NKFFM and the Mack-Cali Member: The determination of “Trailing Company EBITDA” set forth in the Certified Letter shall be conclusive and not subject to challenge by either NKFFM or the Mack-Cali Member absent manifest error. The Company shall engage the Company’s Accountants promptly following its receipt of the Mack-Cali Tag-Along Notice to undertake and complete the foregoing determination and certification and to issue the Certified Letter) by no later than forty-five (45) days following its receipt of the Mack-Cali Tag-Along Notice.

(c)  The closing of the purchase and sale of the Mack-Cali Tag-Along Interest shall occur on a Business Day mutually agreeable by NKFFM and the Mack-Cali Member and which is no later than twenty Business Days following NKFFM’s and the Mack-Cali Member’s receipt of the Certified Letter. On the closing date, NKFFM shall remit payment of the Mack-Cali Tag-Along Price, together with any unpaid Mack-Cali Loans principal (together with all accrued but unpaid interest thereon), to the Mack-Cali Member (and/or one or more of its designees), as finally determined based on the Trailing Company EBITDA set forth in the Certified Letter, free and clear of all liens, claims and encumbrances, and the assignment of the Mack-Cali Tag-Along Interest shall be free and clear of any and all liens, claims and encumbrances (other than this Agreement) and shall be evidenced by an assignment reasonably acceptable to the Mack-Cali Member and NKFFM and which shall be executed by each of the sellers and purchasers of the Mack-Cali Tag-Along Interest, together with such other and additional documents and agreements reasonably requested by the Mack-Cali Member and NKFFM.

11.6  Put Rights.

(a)  During any Put Period, either the Mack-Cali Member or NKFFM (“Exercising Member”) may deliver a notice, in writing (the “Put Notice”) to the other of them (a “Non-Exercising Member”), with a copy to Panzer and Marlow, that the Exercising Member is offering (the “Put Offer”) to sell its and its Affiliates’ entire Membership Interests and Economic Interests (the “Sale Interest”) to the Non-Exercising Member, for a price in cash that shall be no less than the Minimum Price (as defined below) for the Sale Interest (the “Sale Price”); provided, however, that notwithstanding anything herein to the contrary, any Put Notice that is delivered by NKFFM following the delivery by the Mack-Cali Member of a Put Notice to NKFFM shall be null and void and of no effect. The “Minimum Price” for the Sale Interest shall equal the greater of: (i) the product of (A) five (5) times the Trailing Company EBITDA, and (B) the aggregate Sharing Ratio represented by Sale Interest, or (ii) the aggregate unreturned Capital Contributions of the Exercising Member and its Affiliates.

(b)  By no later than twenty (20) days following its receipt of the Put Notice (the “Put Response Period”), the Non-Exercising Member shall notify the Exercising Member, in writing (the “Put Response Notice”), whether the Non-Exercising Member desires to purchase the Sale Interest from the Exercising Member for the Sale Price; provided, however, the Non-Exercising Member may request, in a writing sent to the Company and the Exercising Member before the end of the Put Response Period, that the Trailing Company EBITDA be determined by the Company’s Accountants, in which case the Company shall engage the Company’s Accountants to prepare and certify such determination and issue a letter (similar to the Certified Letter) by no later than 45 days following the date of such request in the same manner as provided in Section 11.4(b) and the Put Response Period shall be automatically extended until the fifth (5th) Business Day following the Non-Exercising Member’s receipt of such certified letter from the Company’s Accountants. If the Put Response Notice states that the Non-Exercising member rejects the Put Offer, or the Non-Exercising Member shall fail to timely deliver its Put Response Notice to the Exercising Member by the end of the Put Response Period as may be extended pursuant to the preceding sentence (in which case the Non-Exercising Member shall be deemed to have elected to reject the Put Offer), the Company shall be dissolved and its affairs wound up pursuant to Article XIV; provided, however, such dissolution and winding up shall be postponed if, during the Put Response Period, Marlow and Panzer, acting jointly, provide notice to the Mack-Cali Member and NKFFM (the “Marlow/Panzer Notice”) that, in the event the Non-Exercising Member rejects the Put Offer, it will purchase the Sale Interest for the Sale Price upon the terms and conditions set forth in Section 11.6(d) (the “Marlow/Panzer Purchase”), and such sale to Marlow and Panzer closes in accordance with such provisions.

(c)  The closing of the purchase and sale of the Sale Interest shall occur at the offices of counsel for the Company and on a Business Day in the next following June or December that is mutually and reasonably agreeable to both the Exercising Member and Non-Exercising Member. The selling parties shall be paid in cash (which shall be free and clear of any and all liens, claims and encumbrances) 10% of the Sale Price and, as applicable, unpaid Mack-Cali Loans principal or Newmark Loans principal (together with all accrued but unpaid interest thereon), at the closing, with the balance to be paid in cash (free and clear and any and all liens, claims and encumbrances) over the immediately succeeding 24 months in equal monthly installments together with interest at the rate of 8% per annum. The assignment of the Sale Interest shall be free and clear of any and all liens, claims and encumbrances (other than this Agreement) and shall be evidenced by an assignment reasonably acceptable to the Exercising Member and Non-Exercising Member and which shall be executed by each of them (and the sellers of the Sale Interest), together with such other and additional documents and agreements reasonably requested by the Exercising Member and Non-Exercising Member.

(d)  In the event that the Non-Exercising Member rejects the Put Offer in accordance with the provisions of Section 11.6(b), and the Marlow/Panzer Notice is delivered, the closing of the Marlow/Panzer Purchase shall occur at the offices of counsel for the Company and on a Business Day that is 30 days following the expiration of the Put Response Period or receipt of the Put Response Notice, whichever is later. At the closing, the Sale Price, together with all unpaid principal and accrued and unpaid interest of any Mack-Cali Loan (in the case where the Exercising Member is the Mack-Cali Member) or Newmark Loan (in the case where the Exercising Member is NKFFM), shall be payable by Marlow and Panzer, acting jointly, in cash (free and clear of any and all liens, claims and encumbrances), to the Exercising Member. The assignment of the Sale Interest shall be free and clear of any and all liens, claims and encumbrances (other than this Agreement) and shall be evidenced by an assignment reasonably acceptable to the Exercising Member, together with such other and additional documents and agreements reasonably requested by the Exercising Member.

11.7  Call Rights.

(a)  Upon the occurrence of a MC Change of Control Event and for a period 180 days thereafter (the “Call Period”), NKFFM shall have the right (the “Call Right”) to purchase the entire Membership Interests and Economic Interests of the Mack-Cali Member and its Affiliates (the “Called Interest”) to the Mack-Cali Member, for a purchase price in cash (the “Call Price”) equal to the greater of: (i) the product of (A) five (5) times the Trailing Company EBITDA, and (B) the aggregate Sharing Ratio represented by Called Interest, or (ii) the aggregate unreturned Capital Contributions of the Exercising Member and its Affiliates. NKFFM shall exercise the Call Right by delivery of a notice, in writing (the “Call Notice”) to the Mack-Cali Member, prior to the expiration of the Call Period.

(b)  By no later than twenty (20) days following its receipt of the Call Notice the Mack-Cali Member may request, in a writing sent to the Company and NKFFM, that the Trailing Company EBITDA be determined by the Company’s Accountants, in which case the Company shall engage the Company’s Accountants to prepare and certify such determination and issue a letter (similar to the Certified Letter) by no later than 45 days following the date of such request in the same manner as provided in Section 11.4(b).

(c)  The closing of the purchase and sale of the Called Interest shall occur at the offices of counsel for the Company and on a Business Day that is mutually and reasonably agreeable to both NKFFM and the Mack-Cali Member, but in no event later than the next following June or December. The selling parties shall be paid, in cash (free and clear of any and all liens, claims and encumbrances) 10% of the Call Price and unpaid Mack-Cali Loan principal (together with all accrued but unpaid interest thereon), at the closing, with the balance to be paid in cash (free and clear of any and all liens, claims and encumbrances) over the immediately succeeding 24 months in equal monthly installments together with interest at the rate of 8% per annum. The assignment of the Called Interest shall be free and clear of any and all liens, claims and encumbrances (other than this Agreement) and shall be evidenced by an assignment reasonably acceptable to NKFFM and the Mack-Cali Member and which shall be executed by each of them (and the sellers of the Called Interest), together with such other and additional documents and agreements reasonably requested by NKFFM and the Mack-Cali Member.

11.8  Disposition of Interests. Notwithstanding anything to the contrary herein, a Membership Interest and/or Economic Interest may not be Disposed of (whether in a Permitted Disposition or otherwise) in whole or in part unless the following terms and conditions have been satisfied:

(a)  The transferor or assignor of such interest shall have:

(i)  paid all costs incurred by the Company in connection with the Disposition;

(ii)  furnished the Company with a written opinion of counsel, reasonably satisfactory in form and substance to counsel for the Company, that such Disposition complies with applicable federal and state securities laws and this Agreement and that such Disposition, for federal income tax purposes, will not cause the termination of the Company under Section 708(b) of the Code or cause the Company to be treated as an association taxable as a corporation for income tax purposes; and

(iii)  complied with such other conditions as a Majority of the non-transferring/non-assigning Members and/or Managers may reasonably require from time to time.

(b)  The transferee or assignee of such interest shall have:

(i)  executed all documents required to effectuate such Disposition and to become a transferee or assignee of an Economic Interest only (but without becoming a “member” of the Company) or a Membership Interest (and becoming a “member” of the Company), as the case may be;

(ii)  assumed all of the obligations, if any, of the transferor or assignor in respect of the interest being assigned or transferred;

(iii)  furnished the Company with a written opinion of counsel, reasonably satisfactory in form and substance to counsel for the Company, that such Disposition complies with applicable federal and state securities laws and this Agreement and that such Disposition, for federal income tax purposes, will not cause the termination of the Company under Section 708(b) of the Code or cause the Company to be treated as an association taxable as a corporation for income tax purposes;

(iv)  adopted and approved in writing all of the terms and provisions of this Agreement then in effect; and

(v)  complied with such other requirements as a Majority of the non-transferring/non-assigning Members and/or Managers may reasonably require from time to time;

provided, however, that Sections 11.8(a)(ii) and 11.8(b)(iii) shall not apply to any Permitted Disposition.

Dispositions will be recognized by the Company as effective only upon the close of business on the last day of the calendar month following satisfaction of the above conditions (such date to be referred to as the “Transfer Date”). Any Disposition in contravention of this Article XI and any Disposition (other than a Permitted Disposition) which if made would cause a termination of the Company for federal income tax purposes under Section 708(b) of the Code shall be void ab initio and ineffectual and shall not bind the Company or the other Members.

11.9  Dissociation of Member. Upon the Dissociation of a Member, such Member’s lawful successors shall automatically be vested with ownership of such Member’s entire Membership Interest, except that such Membership Interest shall, upon the occurrence of such Dissociation event (except, as regard to the Mack-Cali Member or NKFFM or any of their successors only, a Dissociation event described in Section 12.1(e) or (f)), automatically and without the requirement of any further action on the part of any Person, be converted into an Economic Interest with any one or more owners or holders thereof (or any portion thereof or any interest therein) being “Assignees” (but not “members” and “Members”) under the Act and for purposes of this Agreement.

11.10  Distributions and Allocations in Respect to Disposed Interest. If any Membership Interest or Economic Interest (or any portion thereof or any interest therein) is Disposed during any Fiscal Year in compliance with the provisions of this Article XI, Profits and Losses and Distributions under Article IX and all other items attributable to such Membership Interest or Economic Interest (or any portion thereof or any interest therein) for such period shall be divided and allocated between the transferor/assignor and the transferee/assignee by taking into account their varying interests during the period in accordance with Code Section 706(d), using the “closing-of-the-books” method. All distributions on or before the Transfer Date (as defined in Section 11.8) shall be made to the transferor or assignor of such interest, and all distributions thereafter shall be made to the transferee or assignee of such interest. Solely for purposes of making such allocations and distributions, the Company shall recognize such Disposition as of the Transfer Date, provided that if the Company does not receive a notice stating the date such Membership Interest or Economic Interest (or any portion thereof or any interest therein) was transferred or assigned and such other information as the Managers may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Disposition occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the Fiscal Year during which the Disposition occurs, was the owner of the transferred or assigned interest. Neither the Company nor any Manager shall incur any liability for making allocations and Distributions in accordance with the provisions of this Article XI, whether or not any Manager or the Company has knowledge of any Disposition of ownership of any Membership Interest or Economic Interest (or any portion thereof or any interest therein).

11.11  Dispositions not in Compliance with this Article Void. Any Disposition of a Membership Interest or Economic Interest (or any portion thereof or interest therein), not in material compliance with the provisions of this Article XI shall be void ab initio and ineffectual and shall not bind the Company.

11.12  Additional Membership Interests to be issued to Marlow pursuant to Marlow Employment Agreement. (a) In addition to the 10% Membership Interest being issued to Marlow in exchange for the Capital Contributions being made by Marlow to the Company pursuant to Section 8.1 hereof, Marlow shall also be issued, effective January 1, 2007 but subject to the vesting and other conditions and requirements set forth in, and prescribed by, the Marlow Employment Agreement an additional four percent (4%) Membership Interest in the Company (the “Four Percent Interest”), including that (i) any Net Cash Flow or other amounts that would otherwise be distributable to Marlow in respect of such Four Percent Interest pursuant to Section 9.7, 14.3 or elsewhere hereunder (other than Tax Distributions otherwise distributable to Marlow in respect of such Four Percent Interest pursuant to Section 9.7(c)) (“Withheld Marlow Distributions”) shall not be distributed to Marlow earlier than December 31, 2007 (notwithstanding anything in Section 9.7 or elsewhere in this Agreement to the contrary); (ii) in the event that the Marlow Employment Agreement shall have been terminated by either Marlow or the Company prior to December 31, 2007, then the Four Percent Interest (including, without limitation, any and all realized and unrealized gains, profits, income, and any Capital Account balance, together with any and all Withheld Marlow Distributions, associated therewith) shall be forever forfeited by Marlow (and for no consideration), with the Mack-Cali Member and NKFFM each being transferred one-half (1/2) of such Four Percent Interest; and (iii) until such time (if at all) that the Four Percent Interest shall become fully vested with Marlow pursuant to and in accordance with the conditions of the Marlow Employment Agreement, each of the Mack-Cali Member and NKFFM shall be treated as owning and controlling one-half (1/2) of the Four Percent Interest and the associated 4% Sharing Ratio (and no portion of such Four Percent Interest, or the associated 4% Sharing Ratio shall be treated as being owned or controlled by Marlow) for purposes of any Majority, Supermajority or other vote or consent required or permitted to be given, made or withheld for any action or decision of the Company or any Company Subsidiary hereunder; however, such Four Percent Interest (and the associated 4 percent Sharing Ratio) shall be treated as being owned by Marlow for purposes of the allocation provisions of Sections 9.1 through 9.6 and for purposes of Section 9.7(c). In addition, and provided that Marlow shall have satisfied all of the conditions prescribed in Section 3(c) of the Marlow Empoyment Agreement, Marlow shall receive an additional 1.5% Membership Interest per year for four years (or a six percent (6%) Membership Interest in total) as and to the extent provided in the Marlow Employment Agreement. The Mack-Cali Member and NKFFM hereby agree that any Membership Interest to which Marlow is entitled to receive under the Marlow Employment Agreement shall be taken one-half (1/2) from the Membership Interest of the Mack-Cali Member and one-half (1/2) from the Membership Interest of NKFFM (and the Membership Interest of the Mack-Cali Member and of NKFFM shall be correspondingly reduced); provided, however, that notwithstanding anything herein or in the Marlow Employment Agreement to the contrary, as an express condition to Marlow’s receipt of any such Membership Interest, Marlow shall have first remitted to the Company, the Mack-Cali Member and/or NKFFM, an amount of cash equal to the total taxes required to be withheld and paid over by each of them to a governmental authority or agency (including, without limitation, the Internal Revenue Service) in respect of such Membership Interest (and Marlow’s receipt thereof) (or, otherwise, Marlow shall have first made arrangement for the payment of any and all such taxes that is reasonably satisfactory to the Mack-Cali Member and NKFFM) and shall have satisfied (to the reasonable satisfaction of the Mack-Cali Member and NKFFM) any and all other tax obligations in respect of any such Membership Interest (and Marlow’s receipt thereof). The Members agree that any tax benefit or deduction resulting from the transfer of any such Membership Interest to Marlow pursuant to the Marlow Employment Agreement (including, without limitation, the Four Percent Interest) shall be allocated to, and/or shared proportionately by, the Mack-Cali Member and NKFFM.

ARTICLE XII
DISSOCIATION OF A MEMBER

12.1  Dissociation. A Person shall cease to be a Member upon the happening of any of the following events:

(a)  the withdrawal of a Member, other than NKFFM which shall only be permitted to withdraw upon the written consent of all of the Members;

(b)  the Bankruptcy of a Member;

(c)  subject to Section 11.9, in the case of a Member who is a natural person, the death of Disability of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s personal estate;

(d)  in the case of a Member that is a trust or who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

(e)  in the case of a Member that is a separate Organization other than a corporation, the dissolution of, and commencement of winding up by, such Member;

(f)  in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(g)  in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company;

(h)  in the case of a Member other than NKFFM or the Mack-Cali Member, such Member, or if such Member is an entity, those Persons who control such Member, is no longer employed by or associated with the Company;

(i)  in the case of Marlow, a termination of the Marlow Employment Agreement; and

(j)  in the case of Panzer, a termination of Panzer’s Independent Contractor Agreement with Newmark.

12.2  Rights of Dissociating Member. In the event any Member (other than the Mack-Cali Member or NKFFM) Dissociates prior to the expiration of the term of this Agreement, if the Dissociation causes a dissolution and winding up of the Company under Article XIV, such Member shall be entitled to participate in the winding up of the Company, but as an Assignee (and not as a “member” or Member under the Act and this Agreement).

12.3  Purchase Price and Manner of Payment In Event of A Dissociation. If there is a Dissociation event with respect to either Marlow or Panzer, as provided by Section 11.3, the Company shall be under no obligation to purchase and/or redeem all or any portion of the Membership Interest or Economic Interest of the Dissociated Member (or his Affiliates), although the Company may do so if a Supermajority of the Members (other than the Dissociated Member) determine to do so, in which case the Company shall redeem the entire Membership Interest and Economic Interest of the Dissociated Member and his Affiliates (said entire interests, collectively, such Dissociated Member’s “Aggregate Interest”) for an amount, and subject to the terms and conditions, determined and set forth in Section 12.3 and 12.4 below.

(a)  Purchase Price in the Event of A Dissociation. In the case where a Supermajority of the Members (other than the Dissociated Member) has determined to purchase and/or redeem the Aggregate Interest of such Dissociated Member, then the total purchase price to be paid by the Company to the Dissociated Member (and, to the extent applicable, his Affiliates) in respect of the Aggregate Interest of such Dissociated Member (the “Dissociation Purchase Price”) shall equal: (i) in the case where such Dissociated Member is Marlow: (A) if Marlow became a Dissociated Member under Section 12.1(i) as a result of the termination of the Marlow Employment Agreement by Newmark Knight Frank Global Management Services, LLC for Cause (as defined in the Marlow Employment Agreement) or as a result of termination of the Marlow Employment Agreement by Marlow without Cause and where such termination constituted a breach by Marlow of the Marlow Employment Agreement (following the expiration of any and all applicable cure periods thereunder), fifty percent (50%) of the value of the aggregate Capital Accounts represented by his Aggregate Interest; or (B) in all other cases, one hundred percent (100%) of the value of the aggregate Capital Accounts represented by his Aggregate Interest; and (ii) in the case where such Dissociated Member is Panzer, the greater of: (A) one hundred percent (100%) of the value of the aggregate Capital Accounts represented by the Aggregate Interest of Panzer, or (B) 100% of the value of the Aggregate Interest of Panzer, determined as the product of the Book Value of the Company and the aggregate Sharing Ratio represented by the Aggregate Interest of Panzer; provided, however, in the event Panzer becomes a Dissociated Member for any reason and joins a competitor of either the Company, any Company Subsidiary, Newmark or the Mack-Cali Member or any of its Affiliates, then the purchase price shall equal the amount determined under clause (ii)(A). The applicable Dissociation Purchase Price shall be determined by the Company’s Accountants in accordance with this Section 12.3(a).

(b)  Payment of Dissociation Purchase Price. The Dissociation Purchase Price (as determined pursuant to Section 12.3(a) above) shall be paid as follows: (i) ten (10%) percent of said amount shall be paid in cash or by good certified check at the closing; and (ii) the balance in twenty four (24) equal monthly installments with interest accruing at the rate of eight percent (8%) per annum, which payments shall be evidenced by one or more non-negotiable promissory notes to be made by the Company, as “Maker”, to the order of the Dissociated Member (and, as applicable, his Affiliate(s)) in respect of his or their respective Economic Interest and/or Membership Interest in the Company that comprises the Aggregate Interest, as “Payee” and that is dated the date of the closing, and which provides: (A) for the first installment to be due and payable one (1) month after the closing and monthly thereafter on the first day of every month, (B) that the principal of such note may be adjusted in the event any collectible receivable on the date of closing thereafter become uncollectible, (C) that the note may be prepaid without penalty, and (D) in the event of default in payment of any installment with interest for a period of ten (10) days after written notice, the holder of the note may accelerate the principal balance due.

(c)  If any Membership Interest or Economic Interest is to be purchased as provided above, then the parties shall proceed to a closing in accordance with this clause (iii) to take place at the principal office of the Company at 10:00 A.M. on a date designated by the purchaser or seller or if they cannot agree on the date sixty (60) days after the appointment of a legal representative. At such closing, the transferring Dissociated Member (and, as applicable, his Affiliates) or his/her legal representative shall assign his or their entire Membership Interest and Economic Interest, as the case may be, to the Company and each party shall execute such other documents as may be reasonably required by counsel for the Company.

12.4  Arbitration.If the Dissociated Member in good faith disagrees with the Company’s Accountant’s calculation of the Dissociation Purchase Price, then the Dissociated Member shall notify the Company in writing (the “Notice of Disagreement”) of such disagreement within fifteen (15) days after delivery of the Company’s Accountant’s calculation of such value to the Dissociated Member. The Notice of Disagreement shall set forth in detail the basis for the disagreement and the Dissociated Member’s computation of the Dissociated Purchase Price. Thereafter, the Dissociated Member and the Company shall attempt in good faith to resolve and finally determine the Dissociation Purchase Price. If the Dissociated Member and the Company are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then the Company and the Dissociated Member shall select a mutually acceptable, independent accounting firm (such accounting firm being hereafter referred to as the “Independent Accountant”) to resolve the disputed items and make a determination of the Dissociation Purchase Price based thereon. The Independent Accountant shall make a determination of the Dissociation Purchase Price and provide the Company and the Dissociated Member with his/her decision (and reasonable detailed documentation setting forth the calculation resulting in such decision), within sixty (60) days after the Independent Accountant has been appointed. The Independent Accountant’s determination of the Dissociation Purchase Price shall be final, binding and conclusive upon the parties hereto. The scope of the Independent Accountant shall be limited to the resolution of the items contained in the Notice of Disagreement, and the determination of the value of the subject Capital Account. The fees, costs and expense of the Company relating to the determination of the Dissociation Purchase Price by the Company Accountant shall be borne by the Company. The fees, costs and expenses of the Independent Accountant, if any, relating to the determination of the Dissoiation Purchase Price shall be shared equally by the Company and the Dissociated Member.

ARTICLE XIII
DISABILITY OF MEMBER

13.1  Disability or Incompetency of a Member. Except as otherwise provided, upon the continuous Disability of either: (a) a Member who is a natural Person; or (b) a Person in control of a Member or Assignee of a Membership Interest or Economic Interest that acquired said interest as an Eligible Assignee from a Member described in clause (a) (such Member referred to in clause (a) or Member or Assignee referred to in clause (b), a “Disabled Member”), in either case, for a period of not less than six (6) months, the Disabled Member shall offer or be deemed to have offered in writing to sell all of the Disabled Member’s (and his or her Affiliates’) Membership Interests and Economic Interests in the Company at a purchase price set forth in Section 12.3 hereof upon the terms and conditions set forth herein.

13.2  DefinitionFor purposes of this Agreement, if the Member referred to in clause (a) of Section 13.1 or Person referred to in clause (b) of Section 13.1 is not continuously Disabled for a period of six (6) months, but if such Member or Person, by reason of an illness or other cause is unable to carry on his or her duties for an accumulative period of six (6) months within any 24 month period, then such Member or, in the case of a Person referred to in clause (b) of Section 13.1, the Member or Assignee in which such Person controls shall be deemed to be a “Disabled Member” for purposes of this Agreement. Beginning on the date the Disabled Member is deemed to have offered its, his or her Membership Interest and/or Economic Interest for sale (i.e., after 6 continuous months of disability or 6 months accumulative disability within the applicable period), and up to the date of closing for the purchase and sale of the Disabled Member’s Membership Interest and/or Economic Interest (with such period hereinafter referred to as the “Pre-Closing Disability”), no Disabled Member shall: (a) share in the Profits and Losses of the Company; or (b) be entitled to vote his, her or its Membership Interest with respect to any Company business. However, during the Pre-Closing Disability period, the Disabled Member (or, as applicable, the Person in control of such Disabled Member) shall be entitled to receive medical benefits if such benefits are provided by the Company and if such Disabled Member were receiving medical benefits prior to the onset of his or her Disability.

While a Disabled Member is still a Member of the Company, his, her or its duly appointed representative shall be entitled to participate in any actions or decisions of the Company to the date of the Pre-Closing Disability, such as by way of voting his, her or its Membership Interest in the Company or otherwise; provided, however, that if the Disability of a Member referred to in clause (a) of Section 13.1 or Person referred to clause (b) of Section 13.1 is a mental Disability rather than a physical Disability, a Disabled Member’s appointed representative shall vote his, her or its Membership Interest with respect to Company business. A Person who is designated to act as a Member’s duly appointed representative in the event of a mental disability must be a Member (or in control of a Member or Assignee referred to in clause (b) of Section 13.1) of the Company and shall be as set forth on Schedule B. Such duly appointed representative may not be changed in the absence of a writing by the Disabled Member to the contrary.

ARTICLE XIV
DISSOLUTION AND WINDING UP

14.1  Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a “Dissolution Event”):

(a)  the written consent of a Supermajority of the Members;

(b)  at any time when an Exercising Member has delivered a Put Notice and the Non-Exercising Member has rejected (or is deemed to have rejected) the Put Offer pursuant to Section 11.6, and Marlow and Panzer, acting jointly, do not consummate the Marlow/Panzer Purchase in accordance with Section 11.6 (including, without limitation, clause (d) thereof);

(c)  upon the approval of a Supermajority of the Members, the Company is in default in payment of the Newmark Loans and/or the Mack-Cali Loans;

(d)  at any time when there is but one Member, the Dissociation of such Member or the Disposition of all or part of the Membership Interest of such Member and the admission or attempted admission of the transferee or assignee of such Membership Interest as Member or Assignee;

(e)  the sale of all or substantially all of the Property as approved by a Supermajority of the Members; or

(f)  the happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Company as determined by a Supermajority of the Members.

14.2  Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been issued by the Secretary of State of the State of Delaware.

14.3  Distribution of Assets on Dissolution. Upon the winding up of the Company, such Person (“Liquidating Trustee”) designated by a Supermajority of the Members (which Liquidating Trustee may also be removed by any single Member owning more than a 30% Sharing Ratio in which case a substitute Person may be selected as a Liquidating Trustee by a Supermajority of the Members) shall take full account of either or both of the following: (i) sell the assets of the Company at public or private sale, at which sale any Member may purchase such assets, or (ii) retain part or all of the assets of the Company. Such distributions may be made in cash or kind and the proportion of any distribution that may be made in cash or kind may vary from Member to Member as the Managers may decide. The Liquidating Trustee shall promptly distribute all cash and other assets of the Company in the following order:

(a)  first, to the payment of the debts and liabilities of the Company to creditors, including Members who are creditors (including, without limitation, Newmark in respect of the Newmark Loans and the Mack-Cali Member in respect of the Mack-Cali Loans), to the extent permitted by law, in satisfaction of such debts and liabilities, and to the payment of necessary expenses of liquidation;

(b)  second, to the setting up of any reasonable reserves which the Liquidating Trustee may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company. Such reserves may be paid over by the Liquidating Trustee to an escrow agent or trustee selected by the trustee to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Liquidating Trustee shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided; and

(c)  then, subject to Section 14.8, to the Members in accordance with their respective positive Capital Account balances after taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs. Liquidation proceeds shall be paid in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). Such distributions shall be in cash or Property (which, if Property, shall be distributed proportionately to those Members so entitled to distributions) or partly in both, as determined by the Members acting by Supermajority vote.

Further, the Liquidating Trustee (but not a Manager or Member) may receive reasonable compensation (which shall be payable by the Company) for its services performed pursuant to this Article XIV.

14.4  Compliance With Timing Requirements of Regulations. In the event the Company is “Liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Tax Regulations, (a) distributions shall be made pursuant to Section 14.3 to the Members who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Tax Regulations, and (b) if any Member has a deficit balance in his Capital Account (after giving effect to all adjustments for all Fiscal Years), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company, any Member or any other Person. If the Liquidating Trustee shall so determine, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 14.3 may be:

(a)  Distributed to a trust established for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time in the same proportion as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 14.3 above; and

(b)  Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

14.5  Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XIV, in the event the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Tax Regulations but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, and solely for federal income tax purposes (and no other purpose), the Company shall be deemed to have contributed the Property and Company liabilities to a “new” Company in exchange for an interest in such “new” Company; and immediately thereafter, the Company shall be deemed to have distributed interests in the “new” Company” to the Members in liquidation of the Company (such that following such deemed contribution and liquidation, the Members shall have the same Economic Interest, Membership Interest and Sharing Ratio in “new” Company as they had in the Company and the “new” Company shall be the Company for all purposes other than the limited federal income tax purpose as aforesaid).

14.6  Winding Up and Filing Certificate of Dissolution. Upon the commencement of the winding up of the Company, a Certificate of Dissolution along with a certificate from the comptroller indicating that all taxes, including all applicable penalties and interest have been paid shall be delivered by the Company to the Secretary of State of the State of Delaware for filing. The Certificate of Dissolution shall set forth the information required by the Act. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining Property of the Company has been distributed to the Members.

14.7  Right of First Refusal. Notwithstanding anything to the contrary contained herein, in the event of a Dissolution of the Company, prior to any public or private sale, the assets of the Company shall first be offered to Newmark for purchase, for adequate consideration (as the Mack-Cali Member, alone, shall reasonably determine for and on behalf of the Company), provided that such sale is a bona fide, arms length transaction.

14.8  Additional Liquidation Allocations. The Members intend that the allocation provisions hereunder (as computed for book purposes) shall produce final Capital Account balances of the Members that would permit liquidating distributions, if such distributions were made in accordance with final Capital Account balances (instead of being made as provided in Section 9.7) to be made as if in accordance with Section 9.7. To the extent that the allocation provisions hereunder would fail to produce such final Capital Account balances, then anything herein to the contrary notwithstanding (i) such provisions shall be amended by the Company if and to the extent necessary to produce such result, and (ii) taxable income and taxable loss of the Company for the current and future years (and, if necessary, items of gross income and deduction of the Company for such years), in each case as computed for book purposes, shall be reallocated among the Members as necessary to produce such result, and to the extent that it is not possible to achieve such result with such allocations, allocations of items of income (including gross income) and deduction for prior open years (in each case, as computed for book purposes) shall be reallocated among the Members as necessary to produce such result. This Section 14.8 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

14.9  Restrictive Covenant. During the period that a Member is a Member of the Company and for the two year period following the Dissociation or withdrawal of such Member from the Company, or upon the occurrence of a Dissolution Event pursuant to Section 14.1(b) or Section 14.1(c) and for the two year period following the dissolution of the Company triggered by either of such Dissolution Events, each Member agrees that it, and its Affiliates, shall not, either directly or indirectly through one or more other Persons, (i) induce or attempt to induce any employee of the Company or any Company Subsidiary to leave the employ of the Company or such Company Subsidiary, or in any way interfere with the relationship between the Company or any Company Subsidiary and any employee thereof, (ii) hire or engage any Person who was an employee of the Company or any Company Subsidiary at any time during the period in which such Member or any of its or his Affiliates held or owned a Membership Interest or Economic Interest in the Company (or was otherwise a Member or Assignee), or (iii) engage in Facilities Management Activities for or to any Person who is, or was at any time during the period that such Member or any of his or its Affiliates held or owned any Membership Interest or Economic Interest in the Company (or, was otherwise a Member or Assignee), a customer of the Company or any Company Subsidiary, (iv) hire, retain or otherwise engage any supplier, independent contractor or other business relation of the Company or any Company Subsidiary to assist in the provision of Facilities Management Activities, (v) lend credit or money for the purpose of establishing or operating a business providing or engaging in Facilities Management Activities, other than with respect to the Company and any Company Subsidiary, or (iv) allow the name or reputation of such Member or any of its Affiliates to be used by any other Person that is engaged in, directly or indirectly, Facilities Management Activities.

ARTICLE XV
MISCELLANEOUS

15.1  Notices. Notices to the Managers shall be sent to the Principal Office of the Company and the Newmark Office and, in the case of the Mack-Cali Manager, to the same place where notices to the Mack-Cali Member are to be sent. Notices to the other Members shall be sent to their addresses set forth on Schedule A. Any Member may require notices to be sent to a different address by giving notice to the other Members in accordance with this Section 15.1. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given with receipt confirmed if and when delivered personally, given by prepaid telegram or sent next day (or same day) delivery using FedEx or other reputable overnight delivery service with all applicable delivery charges prepaid, upon receipt confirmation, delivered by courier, or sent by facsimile, to such Members at such address.

15.2  Regulations. The Members, acting by Supermajority vote, may adopt regulations in the future, which may contain various provisions relating to the conduct of meetings, the election of Managers and various other matters, but not in contravention of or in effort to circumvent, anything in this Agreement.

15.3  Headings. All Article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or section.

15.4  Arbitration.Subject to Section 6.7 hereof, the parties hereto agree in good faith to attempt to resolve any dispute arising under the terms and conditions hereunder; if the parties fail to settle such dispute, it shall be submitted to arbitration. Such arbitration, at the option of the party claiming relief, shall be submitted to JAMS to arbitrate the dispute in New York City. In the event of any dispute between the parties that is reserved by arbitration pursuant to this Section 15.4, the prevailing party in such arbitration shall be entitled to recover from the other party all fees, costs and expenses (including reasonable attorneys’ fees and the costs of the arbitrator(s)) incurred in connection with such arbitration, and any arbitration award entered in such arbitration shall contain a specific provision providing for the recovery of such fees, expenses and costs.

15.5  Entire Agreement. This Agreement together with the schedules and appendices attached hereto and the Transaction Documents constitutes the entire agreement between the parties and supersedes any prior agreement or understanding between them respecting the subject matter of this Agreement.

15.6  Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, assigns, legal representatives, executors and administrators, except as otherwise provided herein.

15.7  Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of the Act, such provision shall be void and ineffectual.

15.8  Counterparts/Facsimiles/Electronic Mail. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart. Any counterpart of either this Agreement shall for all purposes be deemed a fully executed instrument. This Agreement, or any counterpart thereto, may be transmitted by facsimile or other electronic means, and upon receipt shall be deemed an original.

15.9  Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be fully performed within the State of Delaware. All rights and remedies arising under this Agreement or, otherwise, with respect to the Members, Assignees, the Managers and the Company shall be governed by said laws. The federal and state courts located in the Borough of Manhattan in the City and State of New York shall have exclusive jurisdiction over any suit or claim between or among the parties arising hereunder and/or the relationship of the parties evidenced hereunder.

15.10  No Membership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited, under the Uniform Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party, other than for tax purposes as set forth in Section 3.3 above. To the extent any Member, by word or action, represents to another person that any Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Members who incur personal liability by reason of such wrongful representation.

15.11  No Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company, Members, Assignees and Managers for the exclusive benefit of the Company and its Members, Assignees and Managers and their permitted successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person not a party hereto. Except, and only to the extent, provided by applicable statute, no such creditor or Person shall have any rights under this Agreement or any agreement between and among the Company and any Member or Assignee with respect to any Capital Contributions, the Mack-Cali Loans, the Newmark Loans or otherwise. Further, no Member or Assignee shall voluntarily or involuntarily be permitted to pledge, hypothecate, mortgage or otherwise encumber any Membership Interest or Economic Interest (or any portion thereof or any interest therein, or any rights embodied thereby, including, without limitation, any right to receive any distributions in respect thereof).

15.12  General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)  accounting terms not otherwise defined herein have the meanings given to them in the United States in accordance with generally accepted accounting principles;

(c)  references herein to “Sections”, “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(d)  a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(e)  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)  the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g)  solely for purposes of the provisions of Article IX and XIV, any reference in any such provisions to “Member” shall be deemed to mean and include an “Assignee”.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in as of the date first above written.

NKFGMS OWNERS, LLC

By:  /s/ Ian Marlow
        Ian Marlow

The Gale Construction Services Company, L.L.C., as Member

By:	The Gale Real Estate Service Company, L.L.C., its sole member

By:	Mack-Cali Services, Inc., its sole member

By:   /s/ Mitchell E. Hersh

   Name:  Mitchell E. Hersh

  Title:  President and Chief Executive Officer

                                                                                /s/ Ian Marlow
Ian Marlow, as Member

                                                                                /s/ Scott M. Panzer
Scott M. Panzer, as Member

IN WITNESS WHEREOF, the following Persons have caused this Agreement to be executed in its or his capacity as a Member as of the date first above written.

NKFFM LIMITED LIABILITY COMPANY,

By:  /s/ Barry Gosin

  Name:  Barry Gosin

  Title: Manager

THE GALE CONSTRUCTION SERVICES COMPANY, L.L.C.

By:	The Gale Real Estate Service Company, L.L.C., its sole member

By:	Mack-Cali Services, Inc., its sole member

By:   /s/ Mitchell E. Hersh

  Name:  Mitchell E. Hersh

  Title:  President and Chief Executive Officer

                                                                                /s/ Ian Marlow
Ian Marlow

                                                                                /s/ Scott M. Panzer
Scott M. Panzer

IN WITNESS WHEREOF, the following Persons have caused this Agreement to be executed in his capacity as Manager as of the date first above written.

/s/ Ian Marlow
Ian Marlow

/s/ Scott M. Panzer
Scott M. Panzer

/s/ Joseph Rader
Joseph Rader

/s/ Barry Gosin
Barry Gosin

 /s/ Mitchell E. Hersh
Mitchell E. Hersh

SCHEDULE A

Member name	Address	Interest and Sharing Ratio	Initial Capital Account balance
NKFFM	c/o Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017	38%**	$400,000
Mack-Cali Member	c/o Mack-Cali Realty Corporation, 343 Thornall Street Edison, NJ 08837-2206	38%**	$400,000
Marlow	18 Garrity Terrace Pine Brook, NJ 07058	14%**	$100,000
Panzer	2 Murray Place, South Salem, NY 10590	10%	$100,000

**Subject to reduction and vesting and other conditions set forth in Section 11.12 and the Marlow Employment Agreement.

SCHEDULE B
MEMBER’S REPRESENTATIVE IN THE EVENT OF A DISABILITY

Member	Representative	Address
Marlow	Ann Marlow	3406 Point Gate Drive, Livingston, New Jersey 07039
Panzer	Deborah Van der Heyden	2 Murray Place South Salem, New York 10590